Exhibit 4.53

Dated 11 September 2015
as amended and restated on 22 November 2018

US$52,704,790

TERM LOAN FACILITY
PREMIER MARINE CO. and
FELLOW SHIPPING CO.
as joint and several borrowers

and
SEANERGY MARITIME HOLDINGS CORP.
as Guarantor
and
UNICREDIT BANK AG
as Original Lender

AMENDED AND RESTATED FACILITY AGREEMENT

relating to the part financing of the acquisition cost of m.vs.
"PREMIERSHIP" and "CPO OCEANIA" (tbr “FELLOWSHIP”)

WATSON FARLEY
&
WILLIAMS

Index
Clause	Page

	Section 1 Interpretation	2
1	Definitions and Interpretation	2
	Section 2 The Facility	22
2	The Facility	22
3	Purpose	22
4	Conditions of Utilisation	23
	Section 3 Utilisation	24
5	Utilisation	24
	Section 4 Repayment, Prepayment and Cancellation	26
6	Repayment	26
7	Prepayment and Cancellation	27
	Section 5 Costs of Utilisation	30
8	Interest	30
9	Interest Periods	31
10	Changes to the Calculation of Interest	32
11	Fees	34
	Section 6 Additional Payment Obligations	35
12	Tax Gross Up and Indemnities	35
13	Increased Costs	38
14	Other Indemnities	39
15	Mitigation by the Lender	42
16	Costs and Expenses	42
	Section 7 Guarantee and Joint and Several Liability of Borrowers	44
17	Guarantee and Indemnity –Guarantor	44
18	Joint and Several Liability of the Borrowers	46
	Section 8 Representations, Undertakings and Events of Default	48
19	Representations	48
20	Information Undertakings	54
21	Financial Covenants	56
22	General Undertakings	59
23	Insurance Undertakings	64
24	General Ship Undertakings	69
25	Security Cover	74
26	Application of Earnings	76
27	Events of Default	76
	Section 9 Changes to the Parties	81
28	Changes to the Lender	81
29	Changes to the Transaction Obligors	82
	Section 10 Administration	83
30	Payment Mechanics	83
31	Set-Off	84
32	Conduct of business by the Lender	85
33	Notices	85
34	Calculations and Certificates	87
35	Partial Invalidity	87
36	Remedies and Waivers	87
37	Settlement or Discharge Conditional	87
38	Irrevocable Payment	87
39	Confidential Information	88
40	Counterparts	90
	Section 11 Governing Law and Enforcement	91
41	Governing Law	91
42	Enforcement	91

THIS AGREEMENT was made on 11 September 2015 and was amended and restated on 22 November 2018 pursuant to the Deed of Accession, Amendment and Restatement.
PARTIES
(1)
PREMIER MARINE CO., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands as a borrower ("Borrower A")

(2)
FELLOW SHIPPING CO., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands as a borrower ("Borrower B")

(3)
SEANERGY MARITIME HOLDINGS CORP., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands as guarantor (the "Guarantor")

(4)	UNICREDIT BANK AG as lender (the "Original Lender")
BACKGROUND
The Lender has made available to the Borrowers a facility of up to $52,704,790 in two Tranches, for the purposes of assisting the Borrowers in partially financing the acquisition of the Ships from the relevant Seller.
IT IS AGREED as follows:

SECTION 1

INTERPRETATION
1	DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Agreement:
“Account Security” means a document creating Security over any Earnings Account, each in agreed form.
"Advance" means a borrowing of all or part of a Tranche under this Agreement.
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Anti-Boycott Legislation" means (a) Council Regulation (EC) No 2271/96 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom; (b) section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung, AWV) (in conjunction with section 4 paragraph 1 no. 3 and section 19 paragraph 3 no. 1a of the German Foreign Trade Act (Außenwirtschaftsgesetz, AWG)); and/or (c) any similar applicable anti-boycott statute.
"Applicable Margin" means in respect of any six-month period during the Security Period, either:
(a)	3.20 per cent. per annum, if the Security Cover Ratio is less than 125 per cent; or
(b)	3 per cent. per annum, if the Security Cover Ratio is (i) equal to, or higher than 125 per cent. and (ii) equal to, or less than 166.67 per cent.; or
(c)	2.75 per cent. per annum, if the Security Cover Ratio is higher than 166.67 per cent, as determined by the Lender at any such six-month period pursuant to Clause 8.1 (Calculation of Interest);
"Approved Broker" means any firm or firms of insurance brokers approved in writing by the Lender.
"Approved Classification" means, in relation to a Ship, as at the date of this Agreement, the classification in relation to that Ship specified in Schedule 5 (Details of the Ships) or the equivalent classification with another Approved Classification Society.
"Approved Classification Society" means, in relation to a Ship, as at the date of this Agreement, the classification society in relation to that Ship specified in Schedule 5 (Details of the Ships) or any other classification society approved in writing by the Lender and which is a member of the International Association of Classification Societies.
"Approved Commercial Manager" means, in relation to a Ship, as at the date of this Agreement, the manager specified as the approved commercial manager in relation to that Ship in Schedule 5 (Details of the Ships) or any other person approved in writing by the Lender, as the commercial manager of that Ship.

"Approved Flag" means, in relation to a Ship, as at the date of this Agreement, the flag in relation to that Ship specified in Schedule 5 (Details of the Ships) or such other flag approved in writing by the Lender.
"Approved Manager" means, in relation to a Ship, the Approved Commercial Manager or the Approved Technical Manager of that Ship or any other manager approved by the Lender (such approval not to be unreasonably withheld).
"Approved Technical Manager" means in relation to a Ship, as at the date of this Agreement, the manager specified as the approved technical manager in relation to that Ship in Schedule 5 (Details of the Ships) or any other person approved in writing by the Lender.
"Approved Valuer" means any firm or firms of independent sale and purchase shipbrokers approved in writing by the Lender.
“Assignable Charter" means, in relation to a Ship, any charter relating to that Ship, or other contract for its employment, whether or not already in existence, for a firm period of 12 months or more (including any optional extensions and renewal options).
"Assignment Agreement" means an agreement in the form agreed between the Existing Lender and the relevant assignee for the purpose of Clause 28 (Changes to the Lender).
"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, legalisation or registration.
"Availability Period" means, in relation to each Tranche, the period from and including the date of this Agreement to and including the earlier of (i) the Delivery Date of the relevant Ship and (ii) 30 November 2015.
"Available Facility" means the Commitment minus:
(a)	the amount of the outstanding Loan; and
(b)	in relation to any proposed Utilisation, the amount of any Advance that is due to be made on or before the proposed Utilisation Date.
"Borrower" means Borrower A or Borrower B.
"Break Costs" means the amount (if any) by which:
(a)
the interest which the Lender should have received for the period from the date of receipt of all or any part of the Loan or an Unpaid Sum to the last day of the current Interest Period in relation to the Loan, the relevant part of the Loan or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds

(b)
the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York, Athens, Frankfurt and Hamburg.

“Charter" means, in relation to a Ship, any charter relating to that Ship or other contract for its employment, whether or not already in existence, including any Assignable Charter.
“Charterparty Assignment” means, in relation to a Ship, an assignment of rights of the relevant Borrower who is the owner of that Ship under any Assignable Charter and any Charter Guarantee relative thereto executed or to be executed by that Borrower in favour of the Lender in the agreed form.
“Charter Guarantee” means any guarantee, bond, letter of credit or other instrument (whether or not already issued) supporting a Charter.
"Code" means the US Internal Revenue Code of 1986.
"Commercial Management Agreement" means the agreement entered into between a Borrower and the Approved Commercial Manager regarding the commercial management of a Ship.
"Commitment" means $52,704,790, to the extent not cancelled or reduced under this Agreement.
"Compliance Certificate" means a certificate in the form set out in Schedule 4 (Form of Compliance Certificate) or in any other form agreed between the Guarantor and the Lender.
"Confidential Information" means all information relating to any Transaction Obligor, the Group, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Facility from any member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:
(a)	information that:
(i)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 39 (Confidential Information); or
(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(iii)
is known by the Lender before the date the information is disclosed to it by any member of the Group or any of its advisers or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(b)	any Funding Rate or Reference Bank Quotation.
"Confidentiality Undertaking" means a confidentiality undertaking in substantially the appropriate form recommended by the LMA from time to time or in any other form agreed between the Borrowers and the Lender.
"Deed of Accession, Amendment and Restatement" means the deed of accession, amendment and restatement in respect of the Initial Facility Agreement dated    November 2018 and made between (inter alios) (i) Borrower A, (ii) Gladiator Shipping Co. and Guardian Shipping Co. as released borrowers, (iii) Borrower B as the additional borrower, (iv) the

Guarantor, (v) the Approved Commercial Managers, (vi) the Approved Technical Managers and (vii) the Lender.
"Deed of Covenant" means, in relation to a Ship, the deed of covenant collateral to the Mortgage over that Ship and creating Security over that Ship together with the Earnings, the Insurances and any Requisition Compensation in each case in relation to that Ship, in agreed form.
"Delegate" means any delegate, agent, attorney, co-trustee or other person appointed by the Lender.
"Delivery Date" means, in respect of each Ship, the date on which that Ship is delivered by its Seller to the relevant Borrower under the relevant MOA (in the case of Ship A being 11 September 2015 and in the case of Ship B scheduled by 30 November 2018).
“Disclosed Person” means the person disclosed to the Lender at the date of this Agreement being the ultimate beneficial owner of at least 30 per cent. of either the (A) issued shares in the Guarantor and the voting rights attached to such shares and/or (B) the voting rights attached to any of the issued shares in the Guarantor which are not owned by the Disclosed Person, and identified as such in the most recent filing of Securities and Exchange Commission.
"Disruption Event" means either or both of:
(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties or, if applicable, any Transaction Obligor; or

(b)
the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party or, if applicable, any Transaction Obligor preventing that, or any other, Party or, if applicable, any Transaction Obligor:

(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties or, if applicable, any Transaction Obligor in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party or, if applicable, any Transaction Obligor whose operations are disrupted.
"Document of Compliance" has the meaning given to it in the ISM Code.
"dollars" and "$" mean the lawful currency, for the time being, of the United States of America.
"Earnings" means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to a Borrower or the Lender and which arise out of the use or operation of that Ship, including (but not limited to):
(a)	the following, save to the extent that any of them is, with the prior written consent of the Lender, pooled or shared with any other person:
(i)	all freight, hire and passage moneys;

(ii)	compensation payable to a Borrower or the Lender in the event of requisition of that Ship for hire;
(iii)	remuneration for salvage and towage services;
(iv)	demurrage and detention moneys;
(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;
(vi)	all moneys which are at any time payable under any Insurances in relation to loss of hire;
(vii)	all monies which are at any time payable to a Borrower in relation to general average contribution; and
(b)
if and whenever that Ship is employed on terms whereby any moneys falling within sub-paragraphs (i) to (vi) of paragraph (a) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship.

"Earnings Account" means, in relation to a Borrower:
(a)	any account in the name of that Borrower with the Lender in Germany and in Greece designated "Earnings Account"; or
(b)
any other account (with that or another office of the Lender or with a bank or financial institution other than the Lender ) which is designated by the Lender as the Earnings Account of that Borrower for the purposes of this Agreement.

"Effective Date" has the meaning given to that term in the Deed of Accession, Amendment and Restatement.
"Environmental Approval" means any present or future permit, ruling, variance or other Authorisation required under Environmental Laws.
"Environmental Claim" means any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose,  "claim" includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.
"Environmental Incident" means:
(a)
any release, emission, spill or discharge into any Ship or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from any Ship; or

(b)
any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than any Ship and which involves a collision between any Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship and/or any Transaction Obligor and/or

any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or
(c)
any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where any Transaction Obligor and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action.

"Environmental Law" means any present or future law relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.
"Environmentally Sensitive Material" means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.
"Event of Default" means any event or circumstance specified as such in Clause 27 (Events of Default).
"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).
"Facility Office" means the office or offices through which the Lender will perform its obligations under this Agreement.
"FATCA" means:
(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
“Fidelity Marine” means Fidelity Marine Inc., a corporation incorporated and existing under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960.
"Finance Document" means:
(a)	this Agreement;
(b)	the Deed of Accession, Amendment and Restatement;
(c)	each Utilisation Request;

(d)	the Hedging Agreement;
(e)	any Security Document;
(f)	any other document which is executed for the purpose of establishing any priority or subordination arrangement in relation to the Secured Liabilities; or
(g)	any other document designated as such by the Lender and the Borrowers.
"Financial Indebtedness" means any indebtedness for or in relation to:
(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in relation to any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)
any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing (in each case other than in respect of assets or services obtained on normal commercial terms in the ordinary course of business);

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in relation to a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(i)	the amount of any liability in relation to any guarantee or indemnity for any of the items referred to in paragraphs (a) to (f) above.
“Fleet Ships” means the ships from time to time owned by the members of the Group and “Fleet Ship” means any of them.
"Funding Rate" means any individual rate notified by the Lender to an Obligor pursuant to any Finance Document.
"GAAP" means generally accepted accounting principles in the USA or IFRS.
"General Assignment" means, in relation to a Ship, the general assignment creating Security over that Ship's Earnings, its Insurances and any Requisition Compensation in relation to that Ship, in agreed form.
"Group" means the Guarantor and its consolidated Subsidiaries for the time being.

“Group Ships” means any ships including the Ships which at any relevant time are owned by members of the Group.
"Hedging Agreement" means any master agreement, confirmation, transaction, schedule or other agreement in agreed form entered into or to be entered into by the Borrowers for the purpose of hedging interest payable under this Agreement.
"Hedging Agreement Security " means a charge over the Borrowers’ rights and interests in the Hedging Agreement, in agreed form.
"Hedging Prepayment Proceeds" means any amount payable to the Borrowers as a result of termination or closing out under the Hedging Agreement.
"Holding Company" means, in relation to a person, any other person in relation to which it is a Subsidiary.
"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
"Indemnified Person" has the meaning given to it in Clause 14.2 (Other indemnities).
"Initial Facility Agreement" means the facility agreement dated 11 September 2015 (as amended and supplemented by a supplemental agreement dated 3 June 2016, a supplemental letter agreement dated 29 July 2016, a supplemental letter agreement dated 7 March 2017, a supplemental letter agreement dated 25 September 2017, a supplemental letter dated 30 April 2018  and a supplemental letter dated 10 October 2018 and as from time to time amended and/or supplemented) and made between (i) Borrower A, Gladiator Shipping Co. and Guardian Shipping Co. as joint and several borrowers, (ii) the Guarantor and (iii) the Original Lender.
"Insurances" means, in relation to a Ship:
(a)
all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, effected in relation to that Ship, the Earnings or otherwise in relation to that Ship whether before, on or after the date of this Agreement; and

(b)
all rights and other assets relating to, or derived from, any of such policies, contracts or entries, including any rights to a return of premium and any rights in relation to any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.

"Interest Period" means, in relation to the Loan or any part of the Loan, each period determined in accordance with Clause 9 (Interest Period) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).
"Interpolated Screen Rate" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan or that part of the Loan; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan or that part of the Loan, each as of the Specified Time for dollars.

"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.
"ISPS Code" means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization's (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.
"ISSC" means an International Ship Security Certificate issued under the ISPS Code.
"Lender" means:
(a)	the Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become the Lender in accordance with Clause 28 (Changes to the Lender), which in each case has not ceased to be a Party in accordance with this Agreement.
"LIBOR" means, in relation to the Loan or any part of the Loan:
(a)	the applicable Screen Rate as of the Specified Time for dollars and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or
(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.
"Limitation Acts" means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.
"LMA" means the Loan Market Association.
"Loan" means the loan to be made available under the Facility or the aggregate principal amount outstanding for the time being of the borrowings under the Facility and a "part of the Loan" means an Advance, a Tranche, a part of a Tranche or any other part of the Loan as the context may require.
"Major Casualty" means, in relation to a Ship, any casualty to that Ship in relation to which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, which in respect of Ship A and Ship B exceeds $500,000  or,  the equivalent in any other currency.
"Management Agreement" means a Technical Management Agreement or a Commercial Management Agreement.
"Manager's Undertaking" means the letter of undertaking from the Approved Technical Manager and the letter of undertaking from the Approved Commercial Manager subordinating the rights of the Approved Technical Manager and the Approved Commercial Manager respectively against each Ship and each Borrower to the rights of the Lender in agreed form
"Market Value" means, in relation to a Ship or any other vessel, at any date, the market value of that Ship or vessel shown by a valuation prepared:
(a)	as at a date not more than 14 Business Days previously;
(b)	by an Approved Valuer;

(c)	with or without physical inspection of that Ship or vessel (including without limitation any Fleet Ship) (as the Lender may require); and
(d)	on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any Charter, after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.
"Material Adverse Effect" means in the reasonable opinion of the Lender a  material adverse effect on:
(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Transaction Obligors; or
(b)	the ability of any Transaction Obligor to perform its obligations under any Finance Document; or
(c)
the validity or enforceability of, or the effectiveness or ranking of any Security granted or intended to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.

"MOA" means:
(a)	in respect of Ship A, the memorandum of agreement dated 6 August 2015 and made between (i) Borrower A as buyer and (ii) the relevant Seller for the purchase of Ship A; and
(b)
in respect of Ship B, the memorandum of agreement dated 31 August 2018 (as amended by Addendum no. 1 dated 28 September 2018 and further amended by Addendum no. 2 dated 31 October 2018) and made between (i) Borrower B as buyer and (ii) the relevant Seller for the purchase of Ship B.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
"Mortgage" means in relation to (a) Ship A, a first priority Isle of Man ship mortgage on that Ship and (b) Ship B, a first preferred Marshall Islands ship mortgage on that Ship, each in agreed form.
"Obligor" means a Borrower and the Guarantor.

“Operating Expenses” means, the aggregate of the expenses properly incurred by the owning companies of the Group Ships during any financial year of the Group , in connection with the operation, employment, maintenance, repair, insurance, drydock of the Group Ships and the management fees payable in respect of those ships.
"Overseas Regulations" means the Overseas Companies Regulations 2009 (SI 2009/1801).
"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
"Party" means a party to this Agreement.
"Permitted Charter" means, in relation to a Ship, a Charter:
(a)	which is a time, voyage or consecutive voyage charter;
(b)	the duration of which does not exceed and is not capable of exceeding, by virtue of any optional extensions, 16 months plus a redelivery allowance of not more than 30 days;
(c)	which is entered into on bona fide arm's length terms at the time at which that Ship is fixed; and
(d)	in relation to which not more than two months' hire is payable in advance, and any other Charter which is approved in writing by the Lender such approval not to be unreasonably withheld or delayed.
"Permitted Financial Indebtedness" means:
(a)	any Financial Indebtedness incurred under the Finance Documents; and
(b)	any Financial Indebtedness that is subordinated to all Financial Indebtedness incurred under the Finance Documents pursuant to a Finance Document which is subject of Security in favour of the Lender.
“Permitted Holders” means, together, those persons identified to the Lender as of the date of this Agreement.
"Permitted Security" means:
(a)	Security created by the Finance Documents;
(b)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(c)	liens for unpaid master's and crew's wages in accordance with usual maritime practice;
(d)	liens for salvage;
(e)	liens for master's disbursements incurred in the ordinary course of trading; and
(f)	any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of any Ship and not as a result of any default or omission by any Borrower, and subject, in the case of liens for repair or maintenance, to Clause 24.16 (Restrictions on chartering, appointment of managers etc.).
“Pertinent Jurisdiction”, in relation to a company, means:
(a)	England and Wales;
(i)	the country under the laws of which the company is incorporated or formed;
(ii)	a country in which the company has the centre of its main interests or which the company’s central management and control is or has recently been exercised;
(iii)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;
(iv)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(v)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as a main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (ii) or (iii).

"Potential Event of Default" means any event or circumstance specified in Clause 27 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
"Prohibited Person" means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.
"Purchase Price" means, in respect of each Ship, the price payable for that Ship as provided in article 1 of the relevant MOA.
"Quotation Day" means, in relation to any period for which an interest rate is to be determined  two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.
"Reference Bank Quotation" means any quotation supplied to the Lender by a Reference Bank.
"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request by the Reference Banks:
(a)	(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in dollars for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or
(b)
if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator.

"Reference Banks" means in relation to LIBOR such banks as may be appointed by the Lender in consultation with the Borrowers.
"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
"Relevant Interbank Market" means the London interbank market.
"Relevant Jurisdiction" means, in relation to a Transaction Obligor:
(a)	its jurisdiction of incorporation;
(b)	any jurisdiction where any asset subject to, or intended to be subject to, any of the Transaction Security created, or intended to be created, by it is situated;
(c)	any jurisdiction where it conducts its business; and
(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
"Repayment Date" means each date on which a Repayment Instalment is required to be paid under Clause 6.1 (Repayment of Loan).
"Repayment Instalment" has the meaning given to it in Clause 6.1 (Repayment of Loan).
"Repeating Representation" means each of the representations set out in Clause 19 (Representations) except Clause 19.10 (Insolvency), Clause 19.11 (No filing or stamp taxes) and Clause 19.12 (Deduction of Tax) and any representation of any Transaction Obligor made in any other Finance Document that is expressed to be a "Repeating Representation" or is otherwise expressed to be repeated.
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
"Requisition" means, in relation to a Ship:
(a)
any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension) unless it is within 45 days redelivered to the full control of the relevant Borrower; and

(b)	any arrest, capture, seizure or detention of that Ship (including any hijacking or theft) unless it is within 45 days redelivered to the full control of the relevant Borrower.

"Requisition Compensation" includes all compensation or other moneys payable by reason of any Requisition.
"Safety Management Certificate" has the meaning given to it in the ISM Code.
"Safety Management System" has the meaning given to it in the ISM Code.
"Sanctions" means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):
(a)
imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America regardless of whether the same is or is not binding on any Transaction Obligor; or

(b)
otherwise imposed by any law or regulation binding on a Transaction Obligor or to which a Transaction Obligor is subject (which shall include without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America), but only to the extent that their respective application does not result in any violation of, conflict with or liability under any Anti-Boycott Legislation.
"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrowers.
“Seanergy Management” means Seanergy Management Corp., a corporation incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands, MH96960.
“Seanergy Shipmanagement” means Seanergy Shipmanagement Corp., a corporation incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands, MH96960.
"Secured Liabilities" means all present and future obligations and liabilities, (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Transaction Obligor to the Lender under or in connection with each Finance Document.
"Security" means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.
"Security Assets" means all of the assets of the Transaction Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.
"Security Cover Ratio" means, at any relevant time during the Security Period, the ratio (expressed as a percentage) of the aggregate Market Value of the Ships then subject to a Mortgage plus the net realisable value of any additional Security previously provided under Clause 25 (Security Cover) to the aggregate of the Loan and the cost (if any) of terminating any transactions entered into under the Hedging Agreement, as determined by the Lender pursuant to Clause 25.1 (Minimum required security cover).
"Security Document" means:

(a)	any Shares Security;
(b)	any Mortgage;
(c)	any Deed of Covenant;
(d)	any General Assignment;
(e)	any Charterparty Assignment;
(f)	any Account Security;
(g)	any Manager's Undertaking;
(h)	the Hedging Agreement Security;
(i)	any other document (whether or not it creates Security) which is executed as security for the Secured Liabilities; or
(j)	any other document designated as such by the Lender and the Borrowers.
"Security Period" means the period starting on the date of this Agreement and ending on the date on which the Lender is satisfied that there is no outstanding Commitment in force and that the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full.
"Security Property" means:
(a)	the Transaction Security expressed to be granted in favour of the Lender and all proceeds of that Transaction Security;
(b)
all obligations expressed to be undertaken by a Transaction Obligor to pay amounts in relation to the Secured Liabilities to the Lender and secured by the Transaction Security together with all representations and warranties expressed to be given by a Transaction Obligor or any other person in favour of the Lender; and

(c)	the Lender's interest in any turnover trust created under the Finance Documents.
"Selection Notice" means a notice substantially in the form set out in Part B of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Period).
"Seller" means, in relation to:
(a) Ship A, Cape Cod Marine Inc. a company incorporated in the British Virgin Islands whose registered office is at P.O. Box 3174, Road Town, Tortola, British Virgin Islands; and
(b) Ship B, Dr. Hagen FRHR. Von Diepenbroick, in his capacity as insolvency administrator over the assed of Kommanditgesellschaft MS "CPO OCEANIA" Offen Reederei UG (Haftungsbeschrӓnkt) & Co. organised and existing under the law of the Federal Republic of Germany.
"Shares Security" means, in relation to a Borrower, a document creating Security over the share capital in that Borrower in agreed form.
"Ship" means Ship A or Ship B and, in the plural, mean both of them.
"Ship A" means m.v. “GENEROUS” (to be renamed "PREMIERSHIP"), details of which are set out opposite its name in Schedule 5 (Details of the Ships).

"Ship B" means m.v “CPO OCEANIA” (to be renamed "FELLOWSHIP"), details of which are set out opposite its name in Schedule 5 (Details of the Ships).
"Specified Time" means a day or time determined in accordance with Schedule 6 (Timetables).
"Subsidiary" means a subsidiary within the meaning of section 1159 of the Companies Act 2006.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Tax Credit" has the meaning given to it in Clause 12.1 (Definitions).
"Tax Deduction" has the meaning given to it in Clause 12.1 (Definitions).
"Tax Payment" has the meaning given to it in Clause 12.1 (Definitions).
"Technical Management Agreement" means the agreement entered into between a Borrower and the Approved Technical Manager regarding the technical management of a Ship.
“Testing Date” has the meaning given to it in Clause 21.2 (Testing Date).
"Termination Date" means 28 December 2020.
"Third Parties Act" has the meaning given to it in Clause 1.5 (Third party rights).
"Total Loss" means, in relation to a Ship:
(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship; or
(b)	any Requisition.
"Total Loss Date" means, in relation to the Total Loss of a Ship:
(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;
(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earlier of:
(i)	the date on which a notice of abandonment is given to the insurers; and
(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Borrower with that Ship's insurers in which the insurers agree to treat that Ship as a total loss; and
(c)	in the case of any other type of total loss, the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred.
"Tranche" means Tranche A or Tranche B.
"Tranche A" means that part of the Loan which was made available to the Borrowers on September 11, 2015 to finance part of the Purchase Price of Ship A, the outstanding amount of which as at the date of the Deed of Accession, Amendment and Restatement is $23,556,086 or, as the context may require, the outstanding amount thereunder at any relevant time.

"Tranche B" means that part of the Loan which was made available to the Borrowers on [●] to finance part of the Purchase Price of Ship B, the outstanding amount of which as at the date of the Deed of Accession, Amendment and Restatement is $19,836,704 or, as the context may require, the outstanding amount thereunder at any relevant time.
"Transaction Document" means:
(a)	a Finance Document;
(b)	any Charter;
(c)	any MOA;
(d)	any Management Agreement; or
(e)	any other document designated as such by the Lender and a Borrower.
"Transaction Obligor" means an Obligor and any Approved Manager (being a member of the Group and, for the avoidance of doubt, any Approved Manager who is not a member of the Group shall not be deemed a Transaction Obligor solely because it is a party to a Transaction Document) who executes a Transaction Document.
"Transaction Security" means the Security created or evidenced or expressed to be created or evidenced under the Security Documents.
"Transfer Date" means, in relation to an assignment, the later of:
(a)	the proposed transfer date specified in the Assignment Agreement; and
(b)	the date on which the parties to the Assignment Agreement have all executed, and agreed to be bound by, the Assignment Agreement.
"UK Establishment" means a UK establishment as defined in the Overseas Regulations.
"Unpaid Sum" means any sum due and payable but unpaid by a Transaction Obligor under the Finance Documents.
"US" means the United States of America.
"US Tax Obligor" means:
(a)	a Borrower which is resident for tax purposes in the US; or
(b)	a Transaction Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.
"Utilisation" means a utilisation of the Facility.
"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Advance is to be made.
"Utilisation Request" means a notice substantially in the form set out in Part A of Schedule 3 (Requests).
"VAT" means:
(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

"V. Ships” means V. Ships Limited a corporation organised and existing under the laws of the Republic of Cyprus whose registered office is at Zenas Gunther, 16-18, Agia Triada, 3035 Limassol, Cyprus.
1.2	Construction
(a)	Unless a contrary indication appears, a reference in this Agreement to:
(i)	the "Lender", any "Obligor", any "Party", any "Transaction Obligor" or any other person shall be construed so as to include its successors in title and permitted assigns;
(ii)	"assets" includes present and future properties, revenues and rights of every description;
(iii)	"continuing Event of Default" means an Event of Default which has not been remedied or waived;
(iv)	“continuing Potential Event of Default” means a Potential Event of Default which has not been remedied or waived;
(v)	a liability which is "contingent" means a liability which is not certain to arise and/or the amount of which remains unascertained;
(vi)	"document" includes a deed and also a letter, fax or telex;
(vii)	"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable Tax including VAT;
(viii)
a "Finance Document", a "Security Document" or "Transaction Document" or any other agreement or instrument is a reference to that Finance Document, Security Document or Transaction Document or other agreement or instrument as amended or novated;

(ix)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(x)
"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

(xi)	"proceedings" means, in relation to any enforcement provision of a Finance Document, proceedings of any kind, including an application for a provisional or protective measure;
(xii)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xiii)
a "regulation" includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is customary in the ordinary course of business) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xiv)	a provision of law is a reference to that provision as amended or re-enacted;
(xv)	a time of day is a reference to London time;
(xvi)
any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of a jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

(xvii)	words denoting the singular number shall include the plural and vice versa; and
(xviii)	"including" and "in particular" (and other similar expressions) shall be construed as not limiting any general words or expressions in connection with which they are used.
(b)
The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only and are not to be used for the purposes of construction or interpretation of the Finance Documents.
(d)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under, or in connection with, any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.3	Construction of insurance terms
In this Agreement:
"approved" means, for the purposes of Clause 23 (Insurance Undertakings), approved in writing by the Lender;
"excess risks" means, in respect of a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims;
"obligatory insurances" means all insurances effected, or which any Borrower is obliged to effect, under Clause 23 (Insurance Undertakings) or any other provision of this Agreement or of another Finance Document;
"policy" includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;
"protection and indemnity risks" means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02) (1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision; and
"war risks" includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls) (1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).
1.4	Agreed forms of Finance Documents

References in Clause 1.1 (Definitions) to any Finance Document being in "agreed form" are to that Finance Document:
(a)	in a form attached to a certificate dated the same date as this Agreement (and signed by each Borrower and the Lender); or
(b)	in any other form agreed in writing between each Borrower and the Lender.
1.5	Third party rights
(a)
Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

(b)
Subject to paragraph (c) below but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	An amendment or waiver which adversely affects the rights or obligations of a Reference Bank may not be effected without the consent of that Reference Bank.
(d)	Any Affiliate, Receiver or Delegate may, subject to this Clause 1.5 (Third party rights) and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

SECTION 2

THE FACILITY
2	THE FACILITY
2.1	The Facility
Subject to the terms of this Agreement, the Lender has made available to the Borrowers a dollar term loan facility in two Tranches in an aggregate amount not exceeding the Commitment.
2.2	Borrowers' Agent
(a)	Each Borrower by its execution of this Agreement irrevocably appoints the Guarantor to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)
the Guarantor on its behalf to supply all information concerning itself contemplated by this Agreement to the Lender and to give all notices and instructions (including Utilisation Requests), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Borrower notwithstanding that they may affect the Borrower, without further reference to or the consent of that Borrower; and

(ii)	the Lender to give any notice, demand or other communication to that Borrower pursuant to the Finance Documents to the Guarantor, and in each case the Borrower shall be bound as though the Borrower itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.
(b)
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Guarantor or given to the Guarantor under any Finance Document on behalf of a Borrower or in connection with any Finance Document (whether or not known to any Borrower) shall be binding for all purposes on that Borrower as if that Borrower had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Guarantor and any Borrower, those of the Guarantor shall prevail.

3	PURPOSE
3.1	Purpose
Each Borrower shall apply all amounts borrowed by it under the Facility only for the purpose stated in the preamble (Background) to this Agreement.
3.2	Monitoring
The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF UTILISATION
4.1	Initial conditions precedent
The Borrowers may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Part A of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Lender.
4.2	Further conditions precedent
The Lender will only be obliged to comply with Clause 5.4 (Advances) if:
(a)	on the date of the Utilisation Request and on the proposed Utilisation Date and before the Advance is made available:
(i)	no Event of Default or Potential Event of Default is continuing or would result from the proposed Advance;
(ii)	there has not been a Material Adverse Effect relating to an Obligor;
(iii)	the Repeating Representations to be made by each Transaction Obligor are true;
(iv)	in the case of an Advance under a Tranche, the Ship in respect of which such Advance is to be made has neither been sold nor become a Total Loss; and
the provisions of paragraph (b) of Clause 10.3 (Market disruption) do not apply;
(b)
in the case of the Advance under a Tranche, the Lender has received on or before the relevant Utilisation Date, or is satisfied it will receive when the Advance is made available, all of the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Lender.

4.3	Notification of satisfaction of conditions precedent
The Lender shall notify the Borrowers promptly upon being satisfied as to the satisfaction of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent).
4.4	Waiver of conditions precedent
If the Lender, at its discretion, permits an Advance to be borrowed before any of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) or Clause 4.2 (Further conditions precedent) has been satisfied, the Borrowers shall ensure that that condition is satisfied within five Business Days after the relevant Utilisation Date or such later date as the Lender may agree in writing with the Borrowers.

SECTION 3

UTILISATION
5	UTILISATION
5.1	Delivery of a Utilisation Request
(a)	The Borrowers may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time.
(b)	The Borrowers may not deliver more than one Utilisation Request under each Tranche.
5.2	Completion of a Utilisation Request
Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the relevant Availability Period;
(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and
(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).
5.3	Currency and amount
(a)	The currency specified in an Utilisation Request must be dollars.
(b)	The amount of the proposed Advance must be an amount which does not exceed the amount of the relevant Tranche.
(c)	The amount of the proposed Advance must be an amount which is not more than the Available Facility.
5.4	Advances
If the conditions set out in this Agreement have been met, the Lender shall make each Advance available by the Utilisation Date through its Facility Office.
5.5	Cancellation of Commitment
The Commitment in respect of any Tranche which is unutilised at the end of the Availability Period for such Tranche shall then be cancelled.
5.6	Payment to third parties
The Lender shall, on each Utilisation Date, pay to, or for the account of, the relevant Borrower which is to utilise the relevant Advance, the amount such Advance.  That payment shall be made, in the case of a Tranche, to the account of the Seller which the Borrowers specify in the relevant Utilisation Request.
5.7	Disbursement of Advance to third party
A payment by the Lender under Clause 5.6 (Payment to third parties) to a person other than a Borrower shall constitute the making of the relevant Advance and the Borrowers shall at that time become indebted, as principal and direct obligor, to the Lender in an amount equal to that Advance.
5.8	Prepositioning of funds
If, in respect of any proposed Advance under a Tranche, the Lender, at the request of the Borrowers and on terms acceptable to the Lender and in its absolute discretion, prepositions funds with any bank, each Borrower and the Guarantor shall, without duplication, indemnify the Lender against any costs, loss or liability it may incur in connection with such arrangement. Any Utilisation made pursuant to this Clause shall be deemed to be effected on the Delivery Date.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION
6	REPAYMENT
6.1	Repayment of Loan
Save as previously repaid or prepaid, the Borrowers shall repay the Loan in the following instalments on the following dates (all of which shall be a "Repayment Instalment"):
Date	Repayment Instalment Amount ($)
27 December 2018	1,552,000
26 March 2019	1,552,000
25 June 2019	1,552,000
25 September 2019	1,552,000
27 December 2019	1,552,000
26 March 2020	1,552,000
25 June 2020	1,552,000
25 September 2020	1,552,000
28 December 2020	30,976,790

6.2	Reduction of Repayment Instalments
If any part of the Facility is cancelled, the Repayment Instalments falling after that cancellation shall be reduced in inverse chronological order by the amount cancelled.
6.3	Termination Date
On the Termination Date, the Borrowers shall additionally pay to the Lender all other sums then accrued and owing under the Finance Documents.
6.4	Reborrowing
No Borrower may reborrow any part of the Facility which is repaid.
7	PREPAYMENT AND CANCELLATION
7.1	Illegality
If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain all or any part of the Loan or it becomes unlawful for any Affiliate of the Lender for the Lender to do so:
(i)	the Lender shall promptly notify the Borrowers upon becoming aware of that event and the Available Facility will be immediately cancelled; and

(ii)
the Borrowers shall prepay the Loan on the last day of the Interest Period for the Loan occurring after the Lender has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law) and the Commitment shall be cancelled.

7.2	Voluntary and automatic cancellation
(a)
The Borrowers may, if they give the Lender not less than 5 Business Days' (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of $250,000 or a multiple thereof) of the Available Facility.  Any cancellation under this Clause 7.2 (Voluntary and automatic cancellation) shall reduce the amount of the Commitment then unutilised rateably.

(b)	The unutilised Commitment (if any) shall be automatically cancelled at close of business on the date on which the last Advance is made available.
7.3	Voluntary prepayment of Loan
(a)
Subject to paragraph (b) below, the Borrowers may, if they give the Lender not less than 5 Business Days' (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of $250,000 or a multiple of that amount).

(b)	The Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).
(c)
Any partial prepayment under this Clause 7.3 (Voluntary prepayment of Loan) shall reduce in inverse chronological order the amount of each Repayment Instalment falling after that prepayment by the amount prepaid.

7.4	Mandatory prepayment on sale or Total Loss
(a)	If a Ship is sold or becomes a Total Loss, the Borrowers shall on the Relevant Date prepay the Relevant Percentage of the Loan.
(b)
On the Relevant Date, the Borrowers shall also prepay such part of the Loan as shall eliminate any shortfall arising if the ratio set out in Clause 25 (Security Cover) were applied immediately following the payment referred to in paragraph (a) above.

(c)
Provided that no Event of Default has occurred and is continuing, any remaining proceeds of the sale or Total Loss of a Ship after the prepayments referred to in paragraph (a) and paragraph (b) above have been made together with all other amounts that are payable on any such prepayment pursuant to the Finance Documents shall be paid to the Borrower that owned the relevant Ship.

(d)	In this Clause 7.4 (Mandatory prepayment on sale or Total Loss):
"Index Amount" means, in relation to each Ship, as at the Relevant Date, the amount of the Market Value for that Ship as shown in the then most recent valuation of that Ship, provided to the Lender pursuant to this Agreement
"Relevant Date" means:
(i)	in the case of a sale of a Ship, on the date on which the sale is completed by delivery of that Ship to the buyer of that Ship; and
(ii)	in the case of a Total Loss of a Ship, on the earlier of:

(A)	the date falling 90 days after the Total Loss Date; and
(B)	the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss.
"Relevant Percentage" means: an amount calculated by reference to the following formula:
Relevant Percentage =	A x 100
B x 1

Where:
A B	= =
the Index Amount of the Ship to be sold or which becomes a Total Loss; and

the aggregate amount of the Index Amounts of the Ships (excluding any Ship already sold or which has already become a Total Loss in respect of which a prepayment has been made under this Clause 7.4 (Mandatory prepayment on sale or Total Loss) before the Relevant Date).

(e)
Any partial prepayment of the Loan under this Clause 7.4 (Mandatory prepayment on sale or Total Loss) shall reduce in inverse chronological order the amount of each Repayment Instalment falling after that prepayment by the amount prepaid.

7.5	Mandatory prepayment on Change of Ownership
(a)
if a Change of Ownership occurs (without the prior written consent of the Lender) after the date of this Agreement, the Lender shall, by not less than 5 days’ notice to Borrowers, cancel the Facility and declare the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable whereby the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	The Borrowers shall give written notice to the Lender immediately upon the occurrence of a Change of Ownership.
For the purposes of this Clause 7.5:
“Change of Ownership” means any change in the legal or beneficial ownership of the Guarantor which would result in (i) the Disclosed Person ceasing to be the ultimate beneficial owner of at least 30 per cent of either the (A) issued shares in the Guarantor and the voting rights attached to such shares and/or (B) the voting rights attached to any of the issued shares in the Guarantor which are not owned by the Disclosed Person, or (ii) any other person or company being the ultimate beneficial owner (either directly or indirectly) of a higher percentage of (A) ownership of the issued shares in the Guarantor and the voting rights attached to such shares and/or (B) the voting rights in the issued shares of the Guarantor, from that held by the Disclosed Person at any time during the Security Period.
7.6	Mandatory prepayment of Hedging Payment Proceeds
Any Hedging Prepayment Proceeds arising as a result of any cancellation or prepayment under this Agreement shall, following payment into an Earnings Account held in the name of a Borrower in accordance with Clause 26.1 (Payment of Earnings), be applied on the last day of the Interest Period which ends on or after such payment in, in prepayment of the Loan and shall reduce in inverse chronological order the amount of each Repayment Instalment falling after that prepayment by the amount prepaid.
7.7	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and amounts (if any) payable under the Hedging Agreement in connection with that prepayment and, subject to any Break Costs, without premium or penalty.

(c)	No Borrower may reborrow any part of the Facility which is prepaid.
(d)	No Borrower shall repay or prepay all or any part of the Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.
(e)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

SECTION 5

COSTS OF UTILISATION
8	INTEREST
8.1	Calculation of interest
The rate of interest on the Loan or any part of the Loan for each Interest Period is the percentage rate per annum which is the aggregate of:
(a)	the then Applicable Margin; and
(b)	LIBOR
For the purposes of determining the Applicable Margin under this Clause 8.1, the Lender shall test the Security Cover Ratio under Clause 25.1 (Minimum required security cover) on the date of the first Utilisation Request and at consecutive semi-annual intervals thereafter throughout the Security Period, and the Borrowers shall provide the Lender, together with the first Utilisation Request and each relevant Selection Notice (as the case may be), with a valuation of each Ship then subject to a Mortgage to enable the Lender to assess the aggregate Market Value of the Ships, each such valuation to be at the Borrowers’ cost.
8.2	Payment of interest
The Borrowers shall pay accrued interest on the Loan or any part of the Loan on the last day of each Interest Period (each an "Interest Payment Date").
8.3	Default interest
(a)
If a Transaction Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender. Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Obligor on demand by the Lender.

(b)	If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or that part of the Loan:
(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or that part of the Loan; and
(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2 per cent. per annum higher than the rate which would have applied if that Unpaid Sum had not become due.
(c)
Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest
The Lender shall promptly notify the Borrowers of the determination of a rate of interest under this Agreement.
8.5	Hedging
(a)
On or before the first Utilisation Date, the Borrowers shall enter into the Hedging Agreement with the Lender acting as swap bank and the Lender shall have the right of first refusal to enter into any interest rate swaps with the Borrowers for the purposes of hedging the Borrowers’ exposure under the Loan, and shall after that date maintain the Hedging Agreement in accordance with this Clause 8.5 (Hedging).

(b)	The aggregate notional amount of the transactions in respect of the Hedging Agreement shall not exceed the Loan.
(c)	The Hedging Agreement shall:
(i)	be with the Lender (acting as swap bank);
(ii)	be for a term ending on the Termination Date;
(iii)	have settlement dates coinciding with the Interest Payment Dates;
(iv)	be in agreed form;
(v)
provide for two-way payments in the event of a termination of a transaction in respect of the Hedging Agreement, whether on a Termination Event (as defined in the Hedging Agreement) or on an Event of Default (as defined in the Hedging Agreement); and

(vi)	provide that the Termination Currency (as defined in the Hedging Agreement) shall be dollars.
(d)	The rights of each Borrower under the Hedging Agreement shall be charged by way of security under the Hedging Agreement Security.
(e)
If, at any time, the aggregate notional principal amount of the transactions in respect of the Hedging Agreement exceeds or, as a result of any repayment or prepayment under this Agreement, will exceed the Loan at that time, the Borrowers must, at the request of the Lender, reduce the aggregate notional amount of those transactions by an amount and in a manner satisfactory to the Lender so that it no longer exceeds or will not exceed the Loan then or that will be outstanding.

(f)
Any reductions in the aggregate notional amount of the transactions in respect of the Hedging Agreement in accordance with paragraph (e) above will be apportioned as between those transactions pro rata.

(g)	Paragraph (e) above shall not apply to any transactions in respect of the Hedging Agreement under which the Borrowers do not have any actual or contingent indebtedness.
9	INTEREST PERIODS
9.1	Selection of Interest Periods
(a)	The Borrowers may select the Interest Period for the Loan in the Utilisation Request for the first Advance. Subject to paragraph (f) below and Clause 9.2 (Changes to Interest Periods), the

Borrowers may select each subsequent Interest Period in respect of the Loan in a Selection Notice.
(b)	Each Selection Notice is irrevocable and must be delivered to the Lender by the Borrowers not later than the Specified Time.
(c)
If the Borrowers fail to select an Interest Period in the first Utilisation Request or fail to deliver a Selection Notice to the Lender in accordance with paragraphs (a) and (b) above, the relevant Interest Period will, subject to paragraph (f) below and Clause 9.2 (Changes to Interest Periods), be three Months.

(d)
Subject to this Clause 9.1 (Selection of Interest Periods), the Borrowers may select an Interest Period of two, three, six or twelve Months or any other period agreed between the Borrowers and the Lender.

(e)	An Interest Period in respect of the Loan shall not extend beyond the Termination Date.
(f)
In respect of a Repayment Instalment, an Interest Period for a part of the Loan equal to such Repayment Instalment shall end on the Repayment Date relating to it if such date is before the end of the Interest Period then current.

(g)	The first Interest Period for the Loan shall start on the first Utilisation Date and each subsequent Interest Period shall start on the last day of the preceding Interest Period.
(h)	Except for the purposes of paragraph (f) above and Clause 9.2 (Changes to Interest Periods), the Loan shall have one Interest Period only at any time.
9.2	Changes to Interest Periods
(a)
In respect of a Repayment Instalment, prior to determining the interest rate for the Loan, the Lender may establish an Interest Period for a part of the Loan equal to such Repayment Instalment to end on the Repayment Date relating to it and the remaining part of the Loan shall have the Interest Period selected in the relevant Selection Notice, subject to paragraph (d) of Clause 9.1 (Selection of Interest Periods).

(b)
If after the Borrowers have selected and the Lender has agreed an Interest Period longer than six Months, the Lender notifies Borrowers within two Business Days after the Specified Time relating to the relevant Utilisation Request or Selection Notice that it is not satisfied that deposits in dollars for a period equal to the Interest Period will be available to it in the Relevant Interbank Market when the Interest Period commences, the Lender shall shorten the Interest Period to six Months.

(c)	If the Lender makes any change to an Interest Period referred to in this Clause 9.2 (Changes to Interest Periods), it shall promptly notify the Borrowers.
9.3	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
10	CHANGES TO THE CALCULATION OF INTEREST
10.1	Unavailability of Screen Rate
(a)
Interpolated Screen Rate:  If no Screen Rate is available for LIBOR for the Interest Period of the Loan or any part of the Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for LIBOR for:
(i)	dollars; or
(ii)	the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Screen Rate, the applicable LIBOR shall be the Reference Bank Rate as of the Specified Time and for a period equal in length to the Interest Period of the Loan or that part of the Loan there shall be no LIBOR for the Loan or that part of the Loan (as applicable) and Clause 10.4 (Cost of funds) shall apply to the Loan or that part of the Loan for that Interest Period.
(c)
Cost of funds:  If paragraph (b) above applies but no Reference Bank Rate is available for dollars for the relevant Interest Period there shall be no LIBOR for the Loan or that part of the Loan (as applicable) and Clause 10.4 (Cost of funds) shall apply to the Loan or that part of the Loan for that Interest Period.

10.2	Calculation of Reference Bank Rate
(a)
Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks. The Lender shall provide evidence to the Borrowers about the quotation of the Reference Banks.

(b)	If at or about noon on the Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.
10.3	Market disruption
(a)
If before close of business in London on the Quotation Day for the relevant Interest Period the Lender notifies the Borrowers that the cost to it of funding the Loan or the relevant part of the Loan from whatever source it may reasonably select then Clause 10.4 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

(b)
If, at least one Business Day before a Utilisation Date, the Lender notifies the Borrowers that for any reason it is unable to obtain dollars in the Relevant Interbank Market in order to fund the relevant Advance, the Lender's obligation to make that Advance shall be suspended while that situation continues.

10.4	Cost of funds
(a)
If this Clause 10.4 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Applicable Margin; and
(ii)
the rate notified by the Lender to the Borrower as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan or that part of the Loan from whatever source it may reasonably select.  The Lender shall provide any readily available evidence (if any) or, otherwise, a statement from its treasury department to the Borrowers in respect of the quotation of the selected source.

(b)	If this Clause 10.4 (Cost of funds) applies and the Lender or the Borrowers so require, the Lender and the Borrowers shall enter into negotiations (for a period of not more than 30 days)

with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.
(c)	Any substitute or alternative basis agreed pursuant to paragraph (b) above shall, be binding on all Parties.
10.5	Break Costs
The Borrowers shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or an Unpaid Sum being paid by a Borrower on a day other than the last day of an Interest Period for the Loan, the relevant part of the Loan or that Unpaid Sum.
11	FEES
11.1	Front end fee
The Borrowers have paid to the Lender a non-refundable front end fee in the amount of $263,523.95 on 11 September 2015.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS
12	TAX GROSS UP AND INDEMNITIES
12.1	Definitions
(a)	In this Agreement:
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
"Tax Payment" means either the increase in a payment made by an Obligor to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).
(b)
Unless a contrary indication appears, in this Clause 12 (Tax Gross Up and Indemnities) reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

(c)	This Clause 12 (Tax Gross Up and Indemnities) shall not apply to the Hedging Agreement.
12.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)
The Borrowers shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrowers and that Obligor on becoming so aware in respect of a payment payable to the Lender.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity
(a)
The Obligors shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on the Lender:
(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or
(B)	under the law of the jurisdiction in which the Lender's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or
(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up) ; or
(B)	relates to a FATCA Deduction required to be made by a Party.
(c)	The Lender shall, if making, or intending to make, a claim under paragraph (a) above, promptly notify the Obligors of the event which will give, or has given, rise to the claim.
12.4	Tax Credit
If an Obligor makes a Tax Payment and the Lender determines that:
(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was received; and
(b)	the Lender has obtained and utilised that Tax Credit,
the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
12.5	Stamp taxes
The Obligors shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability which the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
12.6	VAT
(a)
All amounts expressed to be payable under a Finance Document by any Party to  the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to any Party under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, that Party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to that Party).

(b)
Where a Finance Document requires any Party to reimburse or indemnify the Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part of it as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(c)
Any reference in this Clause 12.6 (VAT) to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(d)
In relation to any supply made by the Lender to any Party under a Finance Document, if reasonably requested by the Lender, that Party must promptly provide the Lender with details of that Party's VAT registration and such other information as is reasonably requested in connection with the Lender's VAT reporting requirements in relation to such supply.

12.7	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party; and
(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige the Lender to do anything and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraphs (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment.

13	INCREASED COSTS
13.1	Increased costs
(a)
Subject to Clause 13.3 (Exceptions), the Borrowers shall, within five Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or
(ii)	compliance with any law or regulation made,
in each case after the date of this Agreement; or
(iii)	the implementation, application of or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV, provided that, following the Lender’s demand to the Borrowers pursuant to this Clause 13.1, the Borrowers shall have the right to prepay the Loan then outstanding in full, subject to the provisions of Clause 7.3 paragraphs (a) and (b) (Voluntary prepayment of Loan) and Clause 7.7 (Restrictions).
(b)	In this Agreement,
(i)	"Basel III" means:
(A)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
(ii)	"CRD IV" means:
(A)
Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26  June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012;

(B)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and

(C)	any other law or regulation which implements Basel III or otherwise enacted by any central bank or the Bank for International Settlements (BIS).
(iii)	"Increased Costs" means:
(A)	a reduction in the rate of return from the Facility or on the Lender's (or its Affiliate's) overall capital;
(B)	an additional or increased cost; or
(C)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Commitment or funding or performing its obligations under any Finance Document.
13.2	Increased cost claims
If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs) it shall promptly notify the Borrowers.
13.3	Exceptions
Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:
(a)	attributable to a Tax Deduction required by law to be made by an Obligor;
(b)	attributable to a FATCA Deduction required to be made by a Party;
(c)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity)  but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(d)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.
14	OTHER INDEMNITIES
14.1	Currency indemnity
(a)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall, as an independent obligation, on demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
(c)	This Clause 14.1 (Currency indemnity) does not apply to any sum due to the Lender under the Hedging Agreement.
14.2	Other indemnities
(a)	Each Obligor shall, on demand, indemnify the Lender, any Receiver and any Delegate against:
(i)	any cost, loss or liability incurred by it as a result of:
(A)	the occurrence of any Event of Default;
(B)	a failure by a Transaction Obligor to pay any amount due under a Finance Document on its due date;
(C)
funding, or making arrangements to fund, an Advance requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(D)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers;
(E)	investigating any event which it reasonably believes is a Potential Event of Default or an Event of Default; or
(F)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(G)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents; and
(ii)
any cost, loss or liability incurred by the Lender (otherwise than by reason of the Lender's gross negligence or wilful misconduct) or, in the case of any cost, loss or liability pursuant to Clause 30.8 (Disruption to Payment Systems etc.) notwithstanding the Lender's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender.

(b)
Each Obligor shall, on demand, indemnify the Lender, each Affiliate of the Lender, any Receiver and any Delegate and each officer or employee of the Lender or its Affiliate or any Receiver or Delegate (as applicable) (each such person for the purposes of this Clause 14.2 (Other indemnities) an "Indemnified Person"), against any cost, loss or liability incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Security constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, any  Ship unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.

(c)
No Party other than the Lender, the Receiver or the Delegate (as applicable) may take any proceedings against any officer, employee or agent of the Lender, the Receiver or the Delegate (as applicable) in respect of any claim it might have against the Lender, the Receiver or the

Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property.
(d)
Without limiting, but subject to any limitations set out in paragraph (b) above, the indemnity in paragraph (b) above shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:

(i)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or
(ii)	in connection with any Environmental Claim.
(e)	Each Obligor shall, on demand, indemnify the Lender and every Receiver and Delegate against any cost, loss or liability incurred by any of them:
(i)	in relation to or as a result of:
(A)	any failure by the Borrower to comply with its obligations under Clause 16 (Costs and Expenses);
(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(C)	the taking, holding, protection or enforcement of the Finance Documents and the Transaction Security;
(D)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver and Delegate by the Finance Documents or by law;
(E)	any default by any Transaction Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;
(F)	any action by any Transaction Obligor which vitiates, reduces the value of, or is otherwise prejudicial to, the Transaction Security; and
(G)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents.
(ii)
which otherwise relates to any of the Security Property or the performance of the terms of this Agreement or the other Finance Documents (otherwise, in each case, than by reason of the Lender's, Receiver's or Delegate's gross negligence or wilful misconduct).

(f)
Any Affiliate, Receiver or Delegate or any officer or employee of the Lender, or of any of its Affiliates or any Receiver or Delegate (as applicable) may rely on this Clause 14.2 (Other indemnities) and the provisions of the Third Parties Act, subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

14.3	Mandatory Cost
Each Borrower shall, on demand by the Lender, pay to the Lender, such amount which the Lender certifies in a notice to the Borrowers to be its good faith determination of the amount necessary to compensate it for complying with:
(a)	if the Lender is lending from a Facility Office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the

European Central Bank or any other authority or agency which replaces all or any of its functions) in respect of loans made from that Facility Office; and
(b)
if the Lender is lending from a Facility Office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the Financial Conduct Authority and/or the Prudential Regulation Authority (or any other governmental authority or agency which replaces all or any of their functions), which, in each case, is referable to the Loan.
14.4	Lender's management time
Any amount payable to the Lender under Clause 14.2 (Other indemnities) and Clause 16 (Costs and Expenses) shall include the cost of utilising the Lender's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Lender may notify to the Borrowers, and is in addition to any fee paid or payable to the Lender under Clause 11 (Fees).
15	MITIGATION BY THE LENDER
15.1	Mitigation
(a)
The Lender shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities), Clause 13 (Increased Costs) including (but not limited to) assigning its rights under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Transaction Obligor under the Finance Documents.
15.2	Limitation of liability
(a)	Each Obligor shall, on demand, indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).
(b)	The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if either:
(i)	An Event of Default has occurred and is continuing; or
(ii)	in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.
16	COSTS AND EXPENSES
16.1	Transaction expenses
The Obligors shall, on demand, pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and perfection of:
(a)	this Agreement and any other documents referred to in this Agreement;
(b)	the Transaction Security; and
(c)	any other Finance Documents executed after the date of this Agreement.
16.2	Amendment costs

If:
(a)	a Transaction Obligor requests an amendment, waiver or consent; or
(b)	an amendment is required pursuant to Clause 30.6 (Change of currency); or
(c)	a Transaction Obligor requests, and the Lender agrees to, the release of all or any part of the Security Assets from the Transaction Security, the Obligors shall, on demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.
16.3	Enforcement and preservation costs
The Obligors shall, on demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and with any proceedings instituted by or against the Lender as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

SECTION 7

GUARANTEE AND JOINT AND SEVERAL LIABILITY OF BORROWERS
17	GUARANTEE AND INDEMNITY –GUARANTOR
17.1	Guarantee and indemnity
The Guarantor irrevocably and unconditionally:
(a)	guarantees to the Lender punctual performance by each Borrower of all that Borrower obligations under the Finance Documents;
(b)
undertakes with the Lender that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

(c)
agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.  The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 (Guarantee and Indemnity –Guarantor) if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Transaction Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
17.3	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Transaction Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 17 (Guarantee and Indemnity –Guarantor) will continue or be reinstated as if the discharge, release or arrangement had not occurred.
17.4	Waiver of defences
The obligations of the Guarantor under this Clause 17 (Guarantee and Indemnity –Guarantor) and in respect of any Transaction Security will not be affected or discharged by an act, omission, matter or thing which, but for this Clause 17.4 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Clause 17 (Guarantee and Indemnity –Guarantor) or in respect of any Transaction Security (without limitation and whether or not known to it or the Lender) including:
(a)	any time, waiver or consent granted to, or composition with, any Transaction Obligor or other person;
(b)	the release of any other Transaction Obligor or any other person under the terms of any composition or arrangement with any creditor;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Transaction Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Transaction Obligor or any other person;
(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
17.5	Immediate recourse
The Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce any Transaction Security) before claiming or commencing proceedings under this Clause 17 (Guarantee and Indemnity –Guarantor).  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
17.6	Appropriations
Until all amounts which may be or become payable by the Transaction Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:
(a)
refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 17 (Guarantee and Indemnity –Guarantor).
17.7	Deferral of Guarantor's rights
All rights which the Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against any Borrower, any other Transaction Obligor or their respective assets shall be fully subordinated to the rights of the Lender under the Finance Documents and until the end of the Security Period and unless the Lender otherwise directs, the Guarantor will not exercise any rights which it may have (whether in respect of any Finance Document to which it is a Party or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17 (Guarantee and Indemnity –Guarantor):
(a)	to be indemnified by a Transaction Obligor;

(b)	to claim any contribution from any third party providing security for, or any other guarantor of, any Transaction Obligor's obligations under the Finance Documents;
(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(d)
to bring legal or other proceedings for an order requiring any Transaction Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Transaction Obligor; and/or
(f)	to claim or prove as a creditor of any Transaction Obligor in competition with the Lender.
If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Transaction Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 30 (Payment Mechanics).
17.8	Additional security
This guarantee and any other Security given by the Guarantor is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or Security or any other right of recourse now or subsequently held by the Lender or any right of set-off or netting or right to combine accounts in connection with the Finance Documents.
17.9	Applicability of provisions of Guarantee to other Security
Clauses 17.2 (Continuing guarantee), 17.3 (Reinstatement), 17.4 (Waiver of defences), 17.5 (Immediate recourse), 17.6 (Appropriations), 17.7 (Deferral of Guarantor's rights) and 17.8 (Additional security) shall apply, with any necessary modifications, to any Security which the Guarantor creates (whether at the time at which it signs this Agreement or at any later time) to secure the Secured Liabilities or any part of them.
18	JOINT AND SEVERAL LIABILITY OF THE BORROWERS
18.1	Joint and several liability
All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be joint and several.
18.2	Waiver of defences
The liabilities and obligations of a Borrower shall not be impaired by:
(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;
(b)	the Lender entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;
(c)	the Lender releasing any other Borrower or any Security created by a Finance Document; or
(d)	any time, waiver or consent granted to, or composition with any other Borrower or other person;

(e)	the release of any other Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(f)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any other Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(g)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any other Borrower or any other person;
(h)
any amendment, novation, supplement, extension, restatement (however fundamental, and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(i)	any unenforceability, illegality or invalidity of any obligation or any person under any Finance Document or any other document or security; or
(j)	any insolvency or similar proceedings.
18.3	Principal Debtor
Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall, in any circumstances, be construed to be a surety for the obligations of any other Borrower under this Agreement.
18.4	Borrower restrictions
(a)	Subject to paragraph (b) below, during the Security Period no Borrower shall:
(i)
claim any amount which may be due to it from any other Borrower whether in respect of a payment made under, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(ii)	take or enforce any form of security from any other Borrower for such an amount, or in any way seek to have recourse in respect of such an amount against any asset of any other Borrower; or
(iii)	set off such an amount against any sum due from it to any other Borrower; or
(iv)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower; or
(v)	exercise or assert any combination of the foregoing.
(b)
If during the Security Period, the Lender, by notice to a Borrower, requires it to take any action referred to in paragraph (a) above in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Lender 's notice.

18.5	Deferral of Borrowers' rights
Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Borrower will exercise any rights  which it may have by reason of performance by it of its obligations under the Finance Documents:
(a)	to be indemnified by any other Borrower; or
(b)	to claim any contribution from any other Borrower in relation to any payment made by it under the Finance Documents.
SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
19	REPRESENTATIONS
19.1	General
Each Obligor makes the representations and warranties set out in this Clause 19 (Representations) to the Lender on the date of this Agreement.
19.2	Status
(a)	It is a corporation duly incorporated and validly existing in good standing under the law of its jurisdiction of incorporation.
(b)	It and each Transaction Obligor has the power to own its assets and carry on its business as it is being conducted.
19.3	Share capital and ownership
(a)	Borrower A has an authorised share capital of 500 registered shares of no par value, all of which shares have been issued in registered form and held by the Guarantor.
(b)	Borrower B has an authorised share capital of 500 registered shares of no par value, all of which shares have been issued in registered form and held by the Guarantor.
(c)	The legal title to and beneficial interest in the shares in each Borrower is held free of any Security or any other claim by the Guarantor.
(d)	None of the shares in any Borrower is subject to any option to purchase, pre-emption rights or similar rights.
19.4	Binding obligations
The obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations.
19.5	Validity, effectiveness and ranking of Security
(a)
Each Finance Document to which it is a party does now or, as the case may be, will upon execution and delivery and, where applicable, registration as provided for in that Finance Document create the Security it purports to create over any assets to which such Security, by its terms, relates, and such Security will, when created or intended to be created, be valid and effective.

(b)	No third party has or will have any Security (except for Permitted Security) over any assets that are the subject of any Transaction Security granted by it.

(c)
The Transaction Security granted by it to the Lender has or will when created or intended to be created have first ranking priority or such other priority it is expressed to have in the Finance Documents and is not subject to any prior ranking or pari passu ranking security.

(d)	No concurrence, consent or authorisation of any person is required for the creation of or otherwise in connection with any Transaction Security.
19.6	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, each Transaction Document to which it is a party do not and will not conflict with:
(a)	any law or regulation of any Pertinent Jurisdiction or, to its knowledge, of any other jurisdiction, applicable to it;
(b)	its constitutional documents; or
(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.
19.7	Power and authority
(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise:
(i)	its entry into, performance and delivery of, each Transaction Document to which it is or will be a party and the transactions contemplated by those Transaction Documents; and
(ii)	in the case of a Borrower, the registration of its Ship under its Approved Flag;.
(b)	No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.
19.8	Validity and admissibility in evidence
All Authorisations required or desirable:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and
(b)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected and are in full force and effect.
19.9	Governing law and enforcement
(a)	The choice of governing law of each Transaction Document to which it is a party will be recognised and enforced in its Relevant Jurisdictions.
(b)
Any judgment obtained in relation to a Transaction Document to which it is a party in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.

19.10	Insolvency

No:
(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 27.8 (Insolvency proceedings); or
(b)	creditors' process described in Clause 27.9 (Creditors' process), has been taken or, to its knowledge, threatened in relation to a member of the Group; and none of the circumstances described in Clause 27.7 (Insolvency) applies to a member of the Group.
19.11	No filing or stamp taxes
Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents to which it is a party be registered, filed, recorded, notarised or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents to which it is a party or the transactions contemplated by those Finance Documents except registration of the Mortgages at the relevant Ship’s Registry which registration and filings and fees will be made and paid promptly after the date of the relevant Finance Documents.
19.12	Deduction of Tax
It is not required to make any Tax Deduction from any payment it may make under any Finance Document to which it is a party.
19.13	No default
(a)
On the date of this Agreement and on each Utilisation Date, no Event of Default which is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)
No other event or circumstance is outstanding which constitutes a default or a termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

19.14	No misleading information
(a)
Any factual information provided by any member of the Group for the purposes of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in any such information have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.
(c)	Nothing has occurred or been omitted from any such information and no information has been given or withheld that results in any such information being untrue or misleading in any material respect.
19.15	Financial Statements
(a)	Its most recent financial statements delivered pursuant to Clause 20.2 (Financial statements):
(i)	have been prepared in accordance with Clause 20.4 (Requirements as to financial statements); and

(ii)
give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated in the case of the Guarantor).

(b)
Since the date of the most recent financial statements delivered pursuant to Clause 20.2 (Financial statements) there has been no material adverse change in its business, assets or financial condition (or the business or consolidated financial condition of the Group, in the case of the Guarantor).

19.16	Pari passu ranking
Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
19.17	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) of or before any court, arbitral body or agency have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against any Transaction Obligor.
19.18	Validity and completeness of MOA and Assignable Charter
(a)	Each MOA and any Assignable Charter being in force at any relevant time constitutes legal, valid, binding and enforceable obligations of the relevant Seller and Charterer (as the context may require).
(b)	The copies of the MOA and of any Assignable Charter delivered to the Lender before the date of this Agreement are true and complete copies.
(c)	No amendments or additions to the MOA or Assignable Charter have been agreed nor have any rights under the MOA or Assignable Charter been waived.
19.19	No rebates etc.
There is no agreement or understanding to allow or pay any rebate, premium, inducement, commission, discount or other benefit or payment (however described) to any Borrower, the relevant Seller or a third party in connection with the purchase by a Borrower of a Ship, other than as disclosed to the Lender in writing on or before the date of this Agreement.
19.20	Valuations
(a)
All information supplied by it or on its behalf to an Approved Valuer for the purposes of a valuation delivered to the Lender in accordance with this Agreement was true and accurate as at the date it was supplied or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	It has not omitted to supply any information to an Approved Valuer which, if disclosed, would adversely affect any valuation prepared by such Approved Valuer.
(c)
There has been no change to the factual information provided pursuant to paragraph (a) above in relation to any valuation between the date such information was provided and the date of that valuation which, in either case, renders that information untrue or misleading in any material respect.

19.21	No breach of laws

It has not breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.
19.22	No Charter
No Ship is subject to any Charter other than a Permitted Charter.
19.23	Compliance with Environmental Laws
All Environmental Laws relating to the ownership, operation and management of each Ship and the business of each member of the Group (as now conducted and as reasonably anticipated to be conducted in the future) and the terms of all Environmental Approvals have been complied with.
19.24	No Environmental Claim
No Environmental Claim has been made or threatened against any member of the Group or any Ship.
19.25	No Environmental Incident
No Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred.
19.26	ISM and ISPS Code compliance
All requirements of the ISM Code and the ISPS Code as they relate to each Borrower, each Approved Technical Manager and each Ship have been complied with.
19.27	Taxes paid
(a)
It is not and no other member of the Group is materially overdue in the filing of any Tax returns and it is not (and no other member of the Group is) overdue in the payment of any amount in respect of Tax.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any other member of the Group) with respect to Taxes.
19.28	Financial Indebtedness
No Transaction Obligor has any Financial Indebtedness outstanding other than Permitted Financial Indebtedness.
19.29	Overseas companies
No Transaction Obligor has delivered particulars, whether in its name stated in the Finance Documents or any other name, of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or, if it has so registered, it has provided to the Lender sufficient details to enable an accurate search against it to be undertaken by the Lender at the Companies Registry.
19.30	Good title to assets
It has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.
19.31	Ownership

(a)	With effect on and from the relevant Delivery Date, each Borrower will be the sole legal and beneficial owner of its Ship, its Earnings and its Insurances.
(b)
With effect on and from the date of its creation or intended creation, each Transaction Obligor will be the sole legal and beneficial owner of any asset that is the subject of any Transaction Security created or intended to be created by such Transaction Obligor.

(c)
The constitutional documents of each Transaction Obligor do not and could not restrict or inhibit any transfer of the shares of the Borrowers on creation or enforcement of the security conferred by the Security Documents.

19.32	Ownership of Guarantor
The Disclosed Person is the ultimate beneficial owner of not less than 30 per cent. of the (A) issued shares in the Guarantor and the voting rights attached to such shares and/or (B) the voting rights attached to any of the issued shares in the Guarantor which are not owned by the Disclosed Person and, to the best of its knowledge, no other person or company is the ultimate beneficial owner (either directly or indirectly) of a higher percentage of (A) issued shares in the Guarantor and the voting rights attached to such shares and/or (B) the voting rights in the issued shares of the Guarantor, from that held by the Disclosed Person at the date of this Agreement.
19.33	Centre of main interests and establishments
For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the "Regulation"), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in Greece and it has no "establishment" (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.
19.34	Place of business
No Transaction Obligor has a place of business in any country other than its country of incorporation and its head office functions are carried out in the case of Borrower A and Borrower B at c/o 154 Vouliagmenis Avenue, 16674 Glyfada, Athens, Greece.
19.35	No employee or pension arrangements
No Transaction Obligor has any employees or any liabilities under any pension scheme.
19.36	Sanctions
(a)	No Transaction Obligor:
(i)	is a Prohibited Person;
(ii)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person;
(iii)	owns or controls a Prohibited Person; or
(iv)	has a Prohibited Person serving as a director, officer or, to the best of its knowledge, employee.
(b)
No proceeds of the Loan or any part of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

19.37	US Tax Obligor

No Transaction Obligor is a US Tax Obligor.
19.38	Repetition
The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.
20	INFORMATION UNDERTAKINGS
20.1	General
The undertakings in this Clause 20 (Information Undertakings) remain in force throughout the Security Period unless the Lender otherwise permits.
20.2	Financial statements
The Borrowers and the Guarantor shall supply to the Lender:
(a)	as soon as they become available, but in any event within 120 days after the end of each of their respective financial years:
(i)	each Borrower’s respective unaudited financial statements for that financial year; and
(ii)	the audited consolidated financial statements of the Guarantor for that financial year, in each case commencing from the financial year ending (i) in the case of Borrower A, 31 December 2015 and (ii) in the case of Borrower B, 31 December 2018;
(b)
as soon as the same become available, but in any event within 60 days after the end of each quarter of each of the Borrowers’ and Guarantor’s respective financial years (commencing from the financial quarter year which ends on 30 September 2015 or 31 December 2018, in the case of Borrower B):

(i)	each Borrower’s respective unaudited financial statements for that financial quarter year; and
(ii)	the consolidated unaudited financial statements of the Guarantor for that financial quarter year;
(c)
as soon as they become available, but in any event within 60 days after the end of each of their respective financial years, budgets in a format approved by the Lender evidencing (a) the Group’s future five-year cash flow projections and the annual Operating Expenses of the Group Ships and (b) the General and Administrative expenses relating to the day-to-day operations of the Group’s business for that financial year, commencing from the financial year ending 31 December 2015; and

(d)
from time to time, promptly upon the Lender’s reasonable request, such further financial or other information in respect of the Borrowers, the Ships, the Transaction Obligors and the other members of the Group.

20.3	Compliance Certificate
(a)
The Guarantor shall supply to the Lender, with each set of financial statements delivered pursuant to sub-paragraph (ii) of paragraph (a) or sub-paragraph (ii) of paragraph (b) of Clause 20.2 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with (A) Clause 21 (Financial Covenants) as at the date as at which those financial statements were drawn up (and, in respect of Clause 21.1(a) and (b), commencing with the Accounting Period starting on 1 July 2017) and (B) Clause 7.5 (Mandatory prepayment on Change of Ownership).
(b)	Each Compliance Certificate shall be signed by the Chief Financial Officer of the Guarantor.
20.4	Requirements as to financial statements
(a)
Each set of financial statements delivered by a Borrower pursuant to Clause 20.2 (Financial statements) shall be certified by an officer of the relevant company as giving a true and fair view (if audited) or fairly representing (if unaudited) its financial condition and operations as at the date as at which those financial statements were drawn up.

(b)	The Borrowers shall procure that each set of financial statements delivered pursuant to Clause 20.2 (Financial statements) is prepared using GAAP.
(c)
The Borrowers shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 20.2 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Lender:

(i)
a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Lender, enable the Lender to determine whether Clause 21 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
20.5	Information: miscellaneous
(a)	Each Borrower shall supply to the Lender all documents dispatched by it to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched; and
each Obligor shall supply to the Lender:
(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly, its constitutional documents where these have been amended or varied;
(d)	promptly, such further information and/or documents regarding:
(i)	each Ship, goods transported on each Ship, its Earnings and its Insurances;
(ii)	the Security Assets;

(iii)	compliance of the Obligors with the terms of the Finance Documents;
(iv)	the financial condition, business and operations of any member of the Group, as the Lender may reasonably request; and
(e)
promptly, such further information and/or documents as the Lender may reasonably request  so as to enable the Lender to comply with any laws applicable to it or as may be required by any regulatory authority.

20.6	Notification of an Event of Default
(a)
Each Obligor shall notify the Lender of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)
Promptly upon a request by the Lender, each Borrower shall supply to the Lender a certificate signed by an officer on its behalf certifying that no Event of Default is continuing (or if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).

20.7	"Know your customer" checks
If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(b)	any change in the status of a Transaction Obligor (including, without limitation, a change of ownership of a Transaction Obligor) after the date of this Agreement;
(c)	a proposed assignment by the Lender of any of its rights under this Agreement; or
(d)	any internal requirement,
obliges the Lender (or, in the case of sub-paragraph (c) above, any prospective assignee) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective assignee) in order for the Lender or, in the case of the event described in paragraph (c) above, any prospective assignee to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
21	FINANCIAL COVENANTS
21.1	The Guarantor shall ensure that on each Testing Date and at all other times during the Security Period:
(a)	the Leverage Ratio shall not exceed:
(i)	at any time during the period commencing on 1 May 2018 and ending on 31 December 2018 (inclusive), 85 per cent.;
(ii)	at any time during the period commencing on 1 January 2019 and ending on 31 March 2019 (inclusive), 80 per cent.; and

(iii)	from 1 April 2019 and at all times thereafter and throughout the remainder of the Security Period, 75 per cent;
(b)	the ratio of EBITDA to Net Interest Expense shall not be less than:
(i)	at any time during the period commencing on 1 May 2018 and ending on 31 March 2019 (inclusive), 1.20:1; and
(ii)	from 1 April 2019 and at all times thereafter and throughout the remainder of the Security Period, 2:1; and
(c)
it shall maintain Cash and Cash Equivalents (including any contractually committed but undrawn parts of shareholders’ Notes made to the Guarantor) in an amount not less than the product of (i) the number of Group Ships and (ii) $500,000 and shall further procure that, any such Cash and Cash Equivalents in respect of the Ships are held with the Lender.

For the purposes of Clause 21.1:
"Accounting Period"  means each consecutive 3-month period, during the Security Period ending on 31 December, 31 March, 30 June and 30 September of each financial year;
“Applicable Accounts” means, as at the date of calculation or, as the case may be, in respect of an Accounting Period, the annual audited or quarterly unaudited (as the case may be), consolidated financial statements the Guarantor is obliged to deliver to the Lender pursuant to Clause 20.2 paragraphs (a) and (b);
“Cash” shall have the meaning given to such term in the latest Applicable Accounts;
“Cash Equivalents” shall have the meaning given to such term in the latest Applicable Accounts;
 “Consolidated Market Value Adjusted Total Assets” means, at any relevant time, the aggregate of the Group’s Total Current Assets and Consolidated Market Value Adjusted Other Assets;
“Consolidated Market Value Adjusted Other Assets” means, as of the last day of an Accounting Period, the Fleet Market Value plus the book value (less depreciation computed in accordance with the Applicable Accounts on a consolidated basis of all noncurrent assets of the Group (i.e. excluding Fleet Ships), as stated in the then most recent and relevant Applicable Accounts;
“EBITDA” means, as of the last day of an Accounting Period or on any other day, the consolidated net pre-taxation profits of the Group in respect of the relevant Rolling Period, as stated in the then most recent and relevant Accounting Information, and all as adjusted by:
(a)	adding back Net Interest Expense;
(b)	adding back depreciation and amortisation;
(c)	adding back any non-cash expenses and non-cash losses;
(d)	deducting any non-cash income and non-cash gains;
(e)	taking no account of any exceptional or extraordinary item;
(f)	taking no account of any revaluation of an asset or any loss or gain over book value arising on the disposal of an asset by a member of the Group during that Rolling Period; and

(g)	adding back the expenses of the special and intermediate surveys, in case these expenses are not capitalized.
“Fleet Market Value” means, in relation to the Fleet Ships, as of the date of calculation, the aggregate market value of the Fleet Ships as most recently determined pursuant to valuations obtained in accordance with Clause 25 (Security Cover) and prepared:
(a)	as at not more than 14 Business Days previously;
(b) by an Approved Valuer;
(c)	with or without physical inspection of the Fleet Ships;
(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer free of any charter;
"Group’s Net Debt" means the Group’s Total Debt less any drawn amounts of shareholders’ Notes and less any Cash, Restricted Cash and Cash Equivalents, in each case as shown in the latest Applicable Accounts;
“Group’s Total Current Assets” means, the aggregate of the cash and marketable securities, trade and other receivables from persons (other than persons being members of the Group) realisable within 1 year amount determined on a consolidated basis less any discounts, allowances and activated goodwill, in each case as shown in the latest Applicable Accounts;
"Group’s Total Debt" means as at the date of calculation, the current portion of long-term debt, net of deferred finance costs and the long-term debt, net of current portion and deferred finance costs of the Group as shown in the latest Applicable Accounts;
"Leverage Ratio" means at any time the ratio (expressed as a percentage) of (i) the Group’s Net Debt divided by (ii) the Consolidated Market Value Adjusted Total Assets less any Cash, Restricted Cash and Cash Equivalents.
"Net Interest Expense" means, as of the last day of an Accounting Period, all interest paid by the Group minus all interest income received by the Group in respect of the relevant Rolling Period, as stated in the then most recent and relevant Accounting Information;
"Notes" means certain notes issued or to be issued by the Guarantor to its shareholders and held or to be held (as the case may be) at the relevant Testing Date by those shareholders in exchange for loans made by those shareholders to the Guarantor for on-lending to the Borrowers and the other members of the Group to assist them with their working capital requirements;
"Restricted Cash" shall have the meaning given to such term in the latest Applicable Accounts; and
"Rolling Period" means, as of the last day of an Accounting Period, the immediately prior twelve-month period ending on such day.
21.2	Testing Date
The financial covenants of Clause 21.1 shall be tested on any quarterly or yearly period to the end of which the financial statements required to be delivered pursuant to Clause 20.2 (Financial statements) sub-paragraph (ii) of paragraphs (a) and (b) (as the case may be), are prepared, commencing from (i) the Accounting Period which starts on 1st July 2017 (with the first testing date falling on 30 September 2018), in relation to the financial covenants of Clause 21.1 paragraphs (a) and (b) and (ii) the Accounting Period which starts after one quarter from the first Utilisation Date (with the first testing date falling on 31 December 2018), in relation to the financial covenant of Clause 21.1 paragraph (c).
22	GENERAL UNDERTAKINGS
22.1	General
The undertakings in this Clause 22 (General Undertakings) remain in force throughout the Security Period except as the Lender may otherwise permit.
22.2	Authorisations
Each Obligor shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Lender of,
any Authorisation required under any law or regulation of a Relevant Jurisdiction or the state of the Approved Flag at any time of each Ship to enable it to:
(i)	perform its obligations under the Transaction Documents to which it is a party;
(ii)
ensure the legality, validity, enforceability or admissibility in evidence in any Relevant Jurisdiction or in the state of the Approved Flag at any time of each Ship of any Transaction Document to which it is a party; and

(iii)	own and operate each Ship (in the case of the Borrowers).
22.3	Compliance with laws
Each Obligor shall, and shall procure that each other Transaction Obligor will, comply in all respects with all laws and regulations to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.
22.4	Environmental compliance
Each Obligor shall, and shall procure that each other Transaction Obligor will, and the Guarantor shall ensure that each other member of the Group will:
(a)	comply with all Environmental Laws;
(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals;
(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect.
22.5	Environmental claims
Each Obligor shall, and shall procure that each other Transaction Obligor will, (through the Guarantor) promptly upon becoming aware of the same, inform the Lender in writing of:
(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group, where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.
22.6	Taxation
(a)	Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)	such payment is being contested in good faith;
(ii)
adequate reserves are maintained for those Taxes and the costs required to contest them have been disclosed in its latest financial statements delivered to the Lender under Clause 20.2 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.
(b)	No Obligor shall change its residence for Tax purposes.
22.7	Overseas companies
Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly inform the Lender if it delivers to the Registrar particulars required under the Overseas Regulations of any UK Establishment and it shall comply with any directions given to it by the Lender regarding the recording of any Transaction Security on the register which it is required to maintain under The Overseas Companies (Execution of Documents and Registration of Charges) Regulations 2009.
22.8	No change to centre of main interests
No Obligor shall change the location of its centre of main interest (as that term is used in Article 3(1) of the Regulation) from that stated in relation to it in Clause 19.32.
22.9	Pari passu ranking
Each Obligor shall, and shall procure that each other Transaction Obligor will, ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.
22.10	Title
(a)	From the Utilisation Date of the Advance under the relevant Tranche, each Borrower shall hold the legal title to, and own the entire beneficial interest in its Ship, its Earnings and its Insurances.
(b)
With effect on and from its creation or intended creation, each Obligor shall hold the legal title to, and own the entire beneficial interest in any other assets the subject of any Transaction Security created or intended to be created by such Obligor.

22.11	Negative pledge
(a)	No Obligor shall, and the Borrowers shall procure that no other Transaction Obligor will, create or permit to subsist any Security over any of its assets (other than, in respect of the Guarantor,

any Security granted or to be granted in respect of its assets (other than any assets in respect of which a Security has been granted under the Security Documents), in the ordinary course of business).
(b)	No Borrower shall:
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Transaction Obligor;
(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
(c)	Paragraphs (a) and (b) above do not apply to any Permitted Security.
22.12	Disposals
(a)
Unless the sale proceeds are sufficient to pay all amounts required pursuant to Clause 7.4 (Mandatory prepayment on sale or Total Loss), no Borrower shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset (including without limitation any Ship, its Earnings or its Insurances).

(b)	Paragraph (a) above does not apply to any Permitted Charter.
22.13	Merger
No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction where the Obligor is not the surviving entity.
22.14	Listing of Guarantor
The Guarantor shall procure that all its issued shares shall be listed and traded on the National Association of Securities Dealers Automated Quotations (NASDAQ).
22.15	Change of business
(a)	The Guarantor shall procure that no substantial change is made to the general nature of the business of the Guarantor or the Group from that carried on at the date of this Agreement.
(b)	No Borrower shall engage in any business other than the ownership and operation of its Ship.
22.16	Financial Indebtedness
No Borrower shall incur or permit to be outstanding any Financial Indebtedness except Permitted Financial Indebtedness.
22.17	No other liabilities or obligations to be incurred

No Obligor will incur any liability or obligation (including, without limitation, any Financial Indebtedness or any obligations under a guarantee granted or to be granted by any Borrower) except:
(i)	liabilities and obligations under the Finance Documents (including, without limitation, under the Hedging Agreement);
(ii)
liabilities or obligations reasonably incurred in the normal course of its business of trading, operating and chartering, maintaining and repairing the Ship owned by it (including, without limitation, any shareholder loan subject to the relevant Borrower ensuring, on or prior to the date of the first advance of that loan, that the rights of the shareholder which is the provider of that loan are fully subordinated to the rights of the Lender under the Finance Documents in writing and upon such terms and conditions as shall be required by the Lender but excluding any investments, any sale or lease back agreements and any off-balance-sheet obligations); and

(iii)	any guarantee and indemnity granted or to be granted by the Guarantor or any other liability or obligation incurred by the Guarantor in its ordinary course of business.
22.18	Expenditure
No Borrower shall incur any expenditure, except for expenditure reasonably incurred in the ordinary course of owning, operating, maintaining and repairing its Ship.
22.19	Share capital
No Borrower shall:
(a)	purchase, cancel or redeem any of its share capital;
(b)	increase or reduce its authorised share capital;
(c)
issue any further shares except to the Guarantor and provided such new shares are made subject to the terms of the Shares Security applicable to that Borrower immediately upon the issue of such new shares in a manner satisfactory to the Lender and the terms of that Shares Security are complied with;

(d)	appoint any further director or officer of that Borrower (unless the provisions of the Shares Security applicable to that Borrower are complied with).
22.20	Dividends
No Obligor shall make or pay any dividend or other distribution (in cash or in kind) in respect of its share capital following the occurrence of an Event of Default and during its continuation or where the making or payment of such dividend or distribution would result in the occurrence of an Event of Default.
22.21	Accounts
No Borrower shall open or maintain any account with any bank or financial institution except in the case of a Borrower its Earnings Accounts and accounts with the Lender for the purposes of the Finance Documents.
22.22	Other transactions
No Borrower shall:

(a)	be the creditor in respect of any loan or any form of credit to any person other than another Obligor and where such loan or form of credit is Permitted Financial Indebtedness;
(b)
give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which that Borrower assumes any liability of any other person other than any guarantee or indemnity given under the Finance Documents.

(c)	enter into any material agreement other than:
(i)	the Transaction Documents;
(ii)	any other agreement expressly allowed under any other term of this Agreement; and
(d)	enter into any transaction on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms' length; or
(e)
acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, unless any such transactions are incurred in that Borrower’s normal course of business.

22.23	Unlawfulness, invalidity and ranking; Security imperilled
No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, do (or fail to do) or cause or permit another person to do (or omit to do) anything which is likely to:
(a)	make it unlawful for a Transaction Obligor to perform any of its obligations under the Transaction Documents;
(b)
cause any obligation of a Transaction Obligor under the Transaction Documents to cease to be legal, valid,  binding or enforceable if that cessation individually or together with any other cessations materially or adversely affects the interests of the Lender under the Finance Documents;

(c)	cause any Transaction Document to cease to be in full force and effect;
(d)	cause any Transaction Security to rank after, or lose its priority to, any other Security; and
(e)	imperil or jeopardise the Transaction Security.
22.24	Banking operations
Each Borrower shall conduct all its banking operations in connection with its Ship through the Lender or any other branch of the Lender nominated by the Lender in its discretion.
22.25	Further assurance
(a)
Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly, and in any event within the time period specified by the Lender do all such acts (including procuring or arranging any registration, notarisation or authentication or the giving of any notice) or execute or procure execution of all such documents (including assignments, transfers, mortgages, charges, notices, instructions, acknowledgments, proxies and powers of attorney), as the Lender may specify (and in such form as the Lender may require in favour of the Lender or its nominee(s)):

(i)
to create, perfect, vest in favour of the Lender or protect the priority of the Security or any right of any kind created or intended to be created under or evidenced by the Finance Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender or any Receiver or Delegate provided by or pursuant to the Finance Documents or by law;
(ii)
to confer on the Lender Security over any property and assets of that Transaction Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Finance Documents;

(iii)
to facilitate or expedite the realisation and/or sale of, the transfer of title to or the grant of, any interest in or right relating to the assets which are, or are intended to be, the subject of the Transaction Security or to exercise any power specified in any Finance Document in respect of which the Security has become enforceable; and/or

(iv)	to enable or assist the Lender to enter into any transaction to commence, defend or conduct any proceedings and/or to take any other action relating to any item of the Security Property.
(b)
Each Obligor shall, and shall procure that each other Transaction Obligor will, take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

(c)
At the same time as an Obligor delivers to the Lender any document executed by itself or another Transaction Obligor pursuant to this Clause 22.25 (Further assurance), that Obligor shall deliver, or shall procure that such other Transaction Obligor will deliver, to the Lender a certificate signed by an officer of that Obligor or Transaction Obligor which shall:

(i)	set out the text of a resolution of that Obligor's or Transaction Obligor's directors specifically authorising the execution of the document specified by the Lender; and
(ii)	reasonable evidence that that Obligor's or Transaction Obligor's execution of such document has been duly authorised by it.
23	INSURANCE UNDERTAKINGS
23.1	General
The undertakings in this Clause 23 (Insurance Undertakings) remain in force from the date of this Agreement throughout the rest of the Security Period except as the Lender may otherwise permit.
23.2	Maintenance of obligatory insurances
Each Borrower shall keep the Ship owned by it insured at its expense against:
(a)	fire and usual marine risks (including hull and machinery and excess risks);
(b)	war risks;
(c)	protection and indemnity risks; and
(d)
any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would be reasonable for that Borrower to insure and which are specified by the Lender by notice to that Borrower.

23.3	Terms of obligatory insurances
Each Borrower shall effect such insurances:
(a)	in dollars;
(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of:
(i)	120 per cent. of the Loan; and
(ii)	the aggregate Market Value of the Ships subject to a Mortgage;
(c)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in the case of protection and indemnity risks, in respect of the full tonnage of its Ship;
(e)	on approved terms; and
(f)
through Approved Brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

23.4	Further protections for the Lender
In addition to the terms set out in Clause 23.3 (Terms of obligatory insurances), each Borrower shall procure that the obligatory insurances effected by it shall:
(a)	subject always to paragraph (b), name that Borrower as the sole named insured unless the interest of every other named insured is limited:
(i)	in respect of any obligatory insurances for hull and machinery and war risks;
(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and
(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and
(ii)
in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named insured has undertaken in writing to the Lender (in such form as it requires) that any deductible shall be apportioned between that Borrower and every other named insured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;
(b)
whenever the Lender requires, name (or be amended to name) the Lender as additional named insured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Lender as loss payee with such directions for payment as the Lender may specify;
(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set off, counterclaim or deductions or condition whatsoever;
(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender; and
(f)	provide that the Lender may make proof of loss if that Borrower fails to do so.
23.5	Renewal of obligatory insurances
Each Borrower shall:
(a)	at least 21 days before the expiry of any obligatory insurance effected by it:
(i)
notify the Lender of the Approved Brokers (or other insurers) and any protection and indemnity or war risks association through or with which it proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender's approval to the matters referred to in sub-paragraph (i) of paragraph (a) above;
(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lender's approval pursuant to paragraph (a) above; and
(c)
procure that the Approved Brokers and/or the approved war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

23.6	Copies of policies; letters of undertaking
Each Borrower shall ensure that the Approved Brokers provide the Lender with:
(a)	pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew; and
(b)	a letter or letters or undertaking in a form required by the Lender and including undertakings by the Approved Brokers that:
(i)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 23.4 (Further protections for the );
(ii)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with such loss payable clause;
(iii)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;
(iv)	they will, if they have not received notice of renewal instructions from the relevant Borrower or its agents, notify the Lender not less than 14 days before the expiry of the obligatory insurances;
(v)	if they receive instructions to renew the obligatory insurances, they will promptly notify the Lender of the terms of the instructions;

(vi)
they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts; and

(vii)	they will arrange for a separate policy to be issued in respect of the Ship owned by that Borrower forthwith upon being so requested by the Lender.
23.7	Copies of certificates of entry
Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provide the Lender with:
(a)	a certified copy of the certificate of entry for that Ship;
(b)	a letter or letters of undertaking in such form as may be required by the Lender; and
(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.
23.8	Deposit of original policies
Each Borrower shall ensure that all policies relating to obligatory insurances effected by it are deposited with the Approved Brokers through which the insurances are effected or renewed.
23.9	Payment of premiums
Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Lender.
23.10	Guarantees
Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.
23.11	Compliance with terms of insurances
(a)
No Borrower shall do or omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.

(b)	Without limiting paragraph (a) above, each Borrower shall:
(i)
take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in sub-paragraph (iii) of paragraph (b) of Clause 23.6 (Copies of policies; letters of undertaking)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(ii)	not make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

(iii)
make (and promptly supply copies to the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(iv)
not employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

23.12	Alteration to terms of insurances
No Borrower shall make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.
23.13	Settlement of claims
Each Borrower shall:
(a)	not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty; and
(b)
do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

23.14	Provision of copies of communications
Each Borrower shall provide the Lender, at the time of each such communication, with copies of all written communications between that Borrower and:
(a)	the Approved Brokers;
(b)	the approved protection and indemnity and/or war risks associations; and
(c)	the approved insurance companies and/or underwriters,
which relate directly or indirectly to:
(i)	that Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and
(ii)
any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

23.15	Provision of information
Each Borrower shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:
(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)
effecting, maintaining or renewing any such insurances as are referred to in Clause 23.16 (Mortgagee's interest additional perils insurances) or dealing with or considering any matters relating to any such insurances, and the Borrowers shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a) above.
23.16	Mortgagee's interest additional perils insurances
(a)
The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee's interest marine insurance (“MII”) and a mortgagee's interest additional perils insurance (“MAPI”) (a) in the case of MII, in an amount on an agreed value basis at least equal to 110 per cent. of the Loan and (b) in the case of MAPI, in an amount on an agreed value basis at least equal to 120 per cent. per cent. of the Loan, in each case, on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate

(b)
The Borrowers shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any insurance referred to in paragraph (a) above or dealing with, or considering, any matter arising out of any such insurance.

24	GENERAL SHIP UNDERTAKINGS
24.1	General
The undertakings in this Clause 24 (General Ship Undertakings) remain in force on and from the date of this Agreement and throughout the rest of the Security Period except as the Lender may otherwise permit.
24.2	Ships' names and registration
Each Borrower shall, in respect of the Ship owned by it:
(a)	keep that Ship registered in its name under the Approved Flag from time to time at its port of registration;
(b)	not do or allow to be done anything as a result of which such registration might be suspended, cancelled or imperilled; and
(c)	not change the name of that Ship,
Provided that any change of flag of a Ship shall be subject to:
(i)
that Ship remaining subject to Security securing the Secured Liabilities created by a first priority or preferred ship mortgage on that Ship and, if appropriate, a first priority deed of covenant collateral to that mortgage (or equivalent first priority Security) on substantially the same terms as the Mortgage on that Ship and related Deed of Covenant and on such other terms and in such other form as the Lender shall approve or require; and

(ii)	the execution of such other documentation amending and supplementing the Finance Documents as the Lender shall approve or require.
24.3	Repair and classification
Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first class ship ownership and management practice; and
(b)	so as to maintain the Approved Classification free of overdue recommendations and conditions.
24.4	Classification society undertaking
If required by the Lender in writing each Borrower shall, in respect of the Ship owned by it, instruct the relevant Approved Classification Society (and procure that the Approved Classification Society undertakes with the Lender):
(a)	to send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records held by the Approved Classification Society in relation to that Ship;
(b)
to allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of that Borrower and that Ship at the offices of the Approved Classification Society and to take copies of them;

(c)	to notify the Lender immediately in writing if the Approved Classification Society:
(i)	receives notification from that Borrower or any person that that Ship's Approved Classification Society is to be changed; or
(ii)
becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship's class under the rules or terms and conditions of that Borrower or that Ship's membership of the Approved Classification Society;

(d)	following receipt of a written request from the Lender:
(i)
to confirm that that Borrower is not in default of any of its contractual obligations or liabilities to the Approved Classification Society, including confirmation that it has paid in full all fees or other charges due and payable to the Approved Classification Society; or

(ii)
to confirm that that Borrower is in default of any of its contractual obligations or liabilities to the Approved Classification Society, to specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Approved Classification Society.

24.5	Modifications
No Borrower shall make any modification or repairs to, or replacement of, any Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.
24.6	Removal and installation of parts
(a)	Subject to paragraph (b) below, no Borrower shall remove any material part of any Ship, or any item of equipment installed on any Ship unless:
(i)	the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed;
(ii)	the replacement part or item is free from any Security in favour of any person other than the Lender; and

(iii)	the replacement part or item becomes, on installation on that Ship, the property of that Borrower and subject to the security constituted by the Mortgage on that Ship and the related Deed of Covenant.
(b)	A Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by that Borrower.
24.7	Surveys
Each Borrower shall submit the Ship owned by it regularly to all periodic or other surveys which may be required for classification purposes and, if so required by the Lender, provide the Lender, with copies of all survey reports.
24.8	Inspection
Each Borrower shall permit the Lender (acting through surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections without interfering with the Ship’s normal course of trading, unless an Event of Default has occurred in which case the Lender can inspect the Ship at any time.
24.9	Prevention of and release from arrest
(a)	Each Borrower shall, in respect of the Ship owned by it, promptly discharge:
(i)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against that Ship, its Earnings or its Insurances;
(ii)	all Taxes, dues and other amounts charged in respect of that Ship, its Earnings or its Insurances; and
(iii)	all other outgoings whatsoever in respect of that Ship, its Earnings or its Insurances.
(b)
Each Borrower shall immediately and, forthwith upon receiving notice of the arrest of the  Ship owned by it or of its detention in exercise or purported exercise of any lien or claim, procure its release by providing bail or otherwise as the circumstances may require.

24.10	Compliance with laws etc.
Each Borrower shall:
(a)	comply, or procure compliance with all laws or regulations:
(i)	relating to its business generally; and
(ii)	relating to the Ship owned by it, its ownership, employment, operation, management and registration, including, but not limited to, the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions and the laws of the Approved Flag;
(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals; and
(c)
without limiting paragraph (a) above, not employ the Ship owned by it nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and Sanctions

(or which would be contrary to Sanctions if Sanctions were binding on each Transaction Obligor).
24.11	ISPS Code
Without limiting paragraph (a) of Clause 24.10 (Compliance with laws etc.), each Borrower shall:
(a)	procure that the Ship owned by it and the company responsible for that Ship's compliance with the ISPS Code comply with the ISPS Code; and
(b)	maintain an ISSC for that Ship; and
(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.
24.12	Sanctions and Ship trading
Without limiting Clause 24.10 (Compliance with laws etc.), the Borrower shall procure:
(a)	that the Ship shall not be used by or for the benefit of a Prohibited Person;
(b)	that the Ship shall not be used in trading in any manner contrary to Sanctions (or which could be contrary to Sanctions if Sanctions were binding on each Transaction Obligor);
(c)
that the Ship shall not be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances or otherwise traded in areas prohibited by either (i) the law applicable to that Ship's flag or (i) the applicable law of the country of incorporation of the Borrower owning that Ship or (iii) the applicable law of the nationality of the officers and crew of that Ship; and

(d)
that each charterparty in respect of the Ship shall contain, for the benefit of the Borrower, language which gives effect to the provisions of paragraph (c) of Clause 24.10 (Compliance with laws etc.) as regards Sanctions and of this Clause 24.12 (Sanctions and Ship trading) and which permits refusal of employment or voyage orders if compliance would result in a breach of Sanctions (or which could be contrary to Sanctions if Sanctions were binding on each Transaction Obligor).

24.13	Trading in war zones
In the event of hostilities in any part of the world (whether war is declared or not), no Borrower shall cause or permit any Ship to enter or trade to any zone which is declared a war zone by any government or by that Ship's war risks insurers unless:
(a)	the prior written consent of the Lender has been given; and
(b)	that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Lender may require.
24.14	Provision of information
Without prejudice to Clause 20.5 (Information: miscellaneous) each Borrower shall, in respect of the Ship owned by it, promptly provide the Lender with any information which it requests regarding:
(a)	that Ship, its employment, position and engagements;
(b)	the Earnings and payments and amounts due to its master and crew;

(c)	any expenditure incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Ship and any payments made by it in respect of that Ship;
(d)	any towages and salvages; and
(e)	its compliance, the Approved Manager's compliance and the compliance of that Ship with the ISM Code and the ISPS Code, and, upon the Lender's request, provide copies of any current Charter relating to that Ship, of any current guarantee of any such Charter, the Ship's Safety Management Certificate and any relevant Document of Compliance.
24.15	Notification of certain events
Each Borrower shall, in respect of the Ship owned by it, immediately notify the Lender by fax, confirmed forthwith by letter, of:
(a)	any casualty to that Ship which is or is likely to be or to become a Major Casualty;
(b)	any occurrence as a result of which that Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(c)	any requisition of that Ship for hire;
(d)
any overdue requirement or recommendation made in relation to that Ship by any insurer or classification society or by any competent authority which is not immediately complied with within the time limits allowed by such insurer or the relevant classification society or authority;

(e)	any arrest or detention of that Ship, any exercise or purported exercise of any lien on that Ship or the Earnings or any requisition of that Ship for hire;
(f)	any intended dry docking of that Ship;
(g)	any Environmental Claim made against that Borrower or in connection with that Ship, or any Environmental Incident;
(h)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, an Approved Manager or otherwise in connection with that Ship; or
(i)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with, and each Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require as to that Borrower's, any such Approved Manager's or any other person's response to any of those events or matters.
24.16	Restrictions on chartering, appointment of managers etc.
No Borrower shall, in relation to the Ship owned by it:
(a)	let that Ship on demise charter for any period (without the Lender’s prior written consent, not to be unreasonably withheld);
(b)	enter into any time, voyage or consecutive voyage charter in respect of that Ship other than a Permitted Charter;
(c)	amend, supplement or terminate a Management Agreement;

(d)
appoint a manager of that Ship other than the Approved Commercial Manager and the Approved Technical Manager or agree to any alteration to the terms of an Approved Manager's appointment (without the Lender’s prior written consent, not to be unreasonably withheld);

(e)	de activate or lay-up that Ship without the Lender’s prior written consent (not to be unreasonably withheld); or
(f)
put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $500,000 in relation to Ship A, or Ship B (or, in each case, the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason.

24.17	Notice of Mortgage
Each Borrower shall keep the relevant Mortgage registered against the Ship owned by it as a valid first priority mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the master's cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Lender.
24.18	Sharing of Earnings
No Borrower, other than between themselves, shall enter into any agreement or arrangement for the sharing of any Earnings.
24.19	Notification of compliance
Each Borrower shall promptly provide the Lender from time to time with evidence (in such form as the Lender requires) that it is complying with this Clause 24 (General Ship Undertakings).
25	SECURITY COVER
25.1	Minimum required security cover
Clause 25.2 (Provision of additional security; prepayment) applies if the Lender notifies the Borrowers:-
(a)	at any time during the period commencing on 1 May 2018 and ending on 30 September 2018 (inclusive), that the Security Cover Ratio is below 100 per cent.;
(b)	at any time during the period commencing on 1 October 2018 and ending on 30 June 2019 (inclusive), that the Security Cover Ratio is below 111 per cent.; and
(c)	from 1 July 2019 and at all times thereafter and throughout the remainder of the Security Period, that the Security Cover Ratio is below 120 per cent.
For the purposes of par. (a), (b) and (c) of this Clause 25.1, when calculating the Security Cover Ratio the Lender shall also take into account any amounts then standing to the credit of the accounts held with the Lender pursuant to Clause 21.4 (Borrowers’ Minimum Liquidity).
25.2	Provision of additional security; prepayment
(a)	If the Lender serves a notice on the Borrowers under Clause 25.1 (Minimum required security cover), the Borrowers shall, on or before the date falling one Month after the date on which the Lender's notice is served (the "Prepayment Date"), prepay such part of the Loan as shall eliminate the shortfall.
(b)
A Borrower may, instead of making a prepayment as described in paragraph (a) above, provide, or ensure that a third party has provided, additional security (including, without limitation, cash pledged in favour of the Lender) which, in the opinion of the Lender:

(i)	has a net realisable value at least equal to the shortfall; and
(ii)	is documented in such terms as the Lender may approve or require, before the Prepayment Date; and conditional upon such security being provided in such manner, it shall satisfy such prepayment obligation.
25.3	Value of additional vessel security
The net realisable value of any additional security which is provided under Clause 25.2 (Provision of additional security; prepayment) and which consists of Security over a vessel shall be the Market Value of the vessel concerned.
25.4	Valuations binding
Any valuation under this Clause 25 (Security Cover) shall be binding and conclusive as regards each Borrower.
25.5	Provision of information
(a)
Each Borrower shall promptly provide the Lender and any shipbroker acting under this Clause 25 (Security Cover) with any information which the Lender or the shipbroker may request for the purposes of the valuation(s).

(b)
If a Borrower fails to provide the information referred to in paragraph (a) above by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Lender considers prudent.

25.6	Prepayment mechanism
Any prepayment pursuant to Clause 25.2 (Provision of additional security; prepayment) shall be made in accordance with the relevant provisions of Clause 7 (Prepayment and Cancellation) and shall be treated as a voluntary prepayment pursuant to Clause 7.3 (Voluntary prepayment of Loan).
25.7	Provision of valuations
(a)
for the purposes of Clause 25.1 (Minimum required security cover) and Clause 8.1 (Calculation of interest) each Borrower shall provide the Lender with a valuation of the Ship owned by it or that will be owned by it on the relevant Utilisation Date and any other vessel over which additional Security has been created in accordance with Clause 25.2 (Provision of additional security; prepayment), from an Approved Valuer, to enable the Lender to determine the aggregate Market Value of the Ships;

(b)
for the purposes of enabling the Lender to determine the Fleet Market Value pursuant to Clause 21.2 (Financial covenants), the Borrowers shall provide the Lender, together with each Compliance Certificate pursuant to Clause 20.3 (Compliance Certificate), with a valuation in respect of each Fleet Ship from an Approved Valuer, each addressed to the Lender.

25.8	Frequency of valuations

In case of an Event of Default which is continuing, the Lender shall be at liberty to obtain valuations of the Ships at any time during the Security Period and at the cost of the Borrowers in order to test the Market Value of the Ships for the purposes of Clause 25 (Security Cover) and such valuations shall be in addition to any other valuations previously obtained by the Lender pursuant to Clause 25.7 paragraphs (a) or (b). Otherwise, the Lender shall obtain up to one valuation of the Ships per quarter at the cost of the Borrowers for the purposes of Clauses 25.1 and 21.2.
26	APPLICATION OF EARNINGS
26.1	Payment of Earnings
Each Borrower shall ensure that,
(a)
subject only to the provisions of the General Assignment to which it is a party, all the Earnings in respect of the Ship owned by it are paid in to an Earnings Account held in the name of that Borrower; and

(b)	all payments to that Borrower under the Hedging Agreement are paid to an Earnings Account held in the name of that Borrower
26.2	Location of Accounts
Each Borrower shall promptly:
(a)	comply with any requirement of the Lender as to the location or relocation of its Earnings Accounts; and
(b)
execute any documents which the Lender specifies to create or maintain in favour of the Lender Security over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts.

27	EVENTS OF DEFAULT
27.1	General
Each of the events or circumstances set out in this Clause 27 (Events of Default) is an Event of Default except for Clause 27.19 (Acceleration) and Clause 27.20 (Enforcement of security).
27.2	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by:
(i)	administrative or technical error; or
(ii)	a Disruption Event; and
(b)	payment is made within 3 Business Days of its due date.
27.3	Specific obligations
A breach occurs of Clause 4.4 (Waiver of conditions precedent), Clause 21 (Financial Covenants), Clause 22.10 (Title), Clause 22.11 (Negative pledge), Clause 22.23 (Unlawfulness, invalidity and ranking; Security imperilled), Clause 23.2 (Maintenance of obligatory insurances), Clause 23.3 (Terms of obligatory insurances), Clause 23.5 (Renewal of obligatory insurances) or Clause 25 (Security Cover).
27.4	Other obligations
(a)	An Obligor or any Approved Manager does not comply with any provision of the Finance Documents (other than those referred to in Clause 27.2 (Non-payment) and Clause 27.3 (Specific obligations)).
(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 3 Business Days of the Lender giving notice to the Borrowers or (if earlier) any Obligor or Approved Manager  becoming aware of the failure to comply.

27.5	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.
27.6	Cross default
(a)	Any Financial Indebtedness of any Transaction Obligor is not paid when due nor within any originally applicable grace period.
(b)	Any Financial Indebtedness of any Transaction Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any Financial Indebtedness of any Transaction Obligor is cancelled or suspended by a creditor of any Transaction Obligor as a result of an event of default (however described).
(d)
Any creditor of any Transaction Obligor becomes entitled to declare any Financial Indebtedness of any Transaction Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

27.7	Insolvency
(a)	A Transaction Obligor:
(i)	is unable or admits inability to pay its debts as they fall due;
(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;
(iii)	suspends or threatens to suspend making payments on any of its debts; or
(iv)
by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)
Commencing as of the Accounting Period ending on 30 September 2017 or at any time thereafter, the value of the assets of any Transaction Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Transaction Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

27.8	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Transaction Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Transaction Obligor;
(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Transaction Obligor or any of its assets; or
(iv)	enforcement of any Security over any assets of any Transaction Obligor, or any analogous procedure or step is taken in any jurisdiction.
(b)	Paragraph (a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 Business Days of commencement.
27.9	Creditors' process
Any expropriation, attachment, sequestration, distress or execution (or any analogous process in any jurisdiction) affects any asset or assets of an Obligor.
27.10	Ownership of the Obligors
(a)	An Obligor (other than the Guarantor) is not or ceases to be a 100 per cent. directly owned Subsidiary of the Guarantor.
(b)	Any person or group of persons (other than the Permitted Holders) acting in concert gains control of the Guarantor.
(c)	For the purpose of paragraph (b) above "control" means:
(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(A)	cast, or control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of the Guarantor; or
(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Guarantor; or
(C)	give directions with respect to the operating and financial policies of the Guarantor with which the directors or other equivalent officers of the Guarantor are obliged to comply; and/or
(ii)
the holding beneficially of more than 50 per cent. of the issued share capital of the Guarantor (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

(d)
For the purpose of paragraph (b) above "acting in concert" means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly of shares in the Guarantor by any of them, either directly or indirectly, to obtain or consolidate control of the Guarantor.

27.11	Unlawfulness, invalidity and ranking
(a)	It is or becomes unlawful for a Transaction Obligor to perform any of its obligations under the Finance Documents.
(b)	Any obligation of a Transaction Obligor under the Finance Documents is not or ceases to be legal, valid, binding or enforceable.
(c)
Any Finance Document ceases to be in full force and effect or to be continuing or is or purports to be determined or any Transaction Security is alleged by a party to it (other than the Lender) to be ineffective.

(d)	Any Transaction Security proves to have ranked after, or loses its priority to, any other Security.
27.12	Security imperilled
Any Security created or intended to be created by a Finance Document is in any way imperilled or in jeopardy.
27.13	Cessation of business
Any Transaction Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.
27.14	Expropriation
The authority or ability of any Transaction Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Transaction Obligor or any of their assets, unless such Transaction Obligor upon receiving notice of such event procures the release of the relevant assets and such assets are redelivered to the full control of that Transaction Obligor within 14 days of such event.
27.15	Repudiation and rescission of agreements
A Transaction Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Transaction Document or any Transaction Security or a Transaction Document or any of the Transaction Security otherwise ceases to remain in full force and effect for any reason.
27.16	Litigation
Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced in relation to any of the Transaction Documents or the transactions contemplated in any of the Transaction Documents which has a Material Adverse Effect, unless the relevant Transaction Obligor have taken active measures to dispute such proceedings or disputes and such proceedings or disputes are dismissed or withdrawn within 14 days of being made or presented.
27.17	Material adverse change
Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.
27.18	Listing of Guarantor

The shares (or any part thereof) of the Guarantor are suspended from, de-listed or cease to be traded on, the National Association of Securities Dealers Automated Quotations (NASDAQ).
27.19	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Borrowers:
(a)	cancel the Commitment, whereupon it shall immediately be cancelled;
(b)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon it shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Lender, and the Lender may serve notices under paragraphs (a), (b) and (c) above simultaneously or on different dates and the Lender may take any action referred to in Clause 27.20 (Enforcement of security) if no such notice is served or simultaneously with or at any time after the service of any of such notice.
27.20	Enforcement of security
On and at any time after the occurrence of an Event of Default which is continuing the Lender may take any action which, as a result of the Event of Default or any notice served under Clause 27.19 (Acceleration)27.1927.19 (Acceleration), the Lender is entitled to take under any Finance Document or any applicable law or regulation.

SECTION 9

CHANGES TO THE PARTIES
28	CHANGES TO THE LENDER
28.1	Assignment by the Lender
Subject to this Clause 28 (Changes to the Lender), the Lender (the "Existing Lender") may assign all (but not part) of its rights under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").
28.2	Conditions of assignment
(a)
The Lender shall not be required to consult with, or obtain the Borrowers’ prior written consent unless any transfer or assignment under Clause 28.1  is to a New Lender, which does not hold a banking license, in which case the Borrowers’ prior written consent shall be required (and shall not be unreasonably withheld).

(b)
The consent of the Borrowers to an assignment pursuant to this Clause 28.2 must not be unreasonably withheld or delayed.  Each Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by that Borrower within that time.

(c)	If:
(i)	the Existing Lender assigns any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)
as a result of circumstances existing at the date the assignment or change occurs, an Obligor would be obliged to make a payment to the New Lender or the Existing Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or under that clause as incorporated by reference or in full in any other Finance Document or Clause 13 (Increased Costs), then the New Lender or the Existing Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender would have been if the assignment or change had not occurred.
(d)
Each Obligor agrees that all rights and interests (present, future or contingent) which the Existing Lender has under or by virtue of the Finance Documents are assigned to the New Lender absolutely, free of any defects in the Existing Lender's title and of any rights or equities which the Borrower or any other Obligor had against the Existing Lender.

28.3	Security over Lender's rights
In addition to the other rights provided to the Lender under this Clause 28 (Changes to the Lender), the Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:
(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
if the Lender is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:
(i)
release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.

28.4	Change of lending office
The Lender may change its lending office and/or its booking office by giving notice to the Borrowers and the change shall become effective on the later of:
(a)	the date on which the Lender dispatches the notice; and
(b)	the date, if any, specified in the notice as the date on which the change will come into effect.
29	CHANGES TO THE TRANSACTION OBLIGORS
29.1	Assignment or transfer by Transaction Obligors
No Transaction Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10

ADMINISTRATION
30	PAYMENT MECHANICS
30.1	Payments to the Lender
(a)
On each date on which a Transaction Obligor is required to make a payment under a Finance Document, that Transaction Obligor shall make an amount equal to such payment available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Lender) and with such bank as the Lender, in each case, specifies.

30.2	Application of receipts; partial payments
(a)
If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by a Transaction Obligor under the Finance Documents, the Lender may apply that payment towards the obligations of that Transaction Obligor under the Finance Documents in any manner it may decide.

(b)	Paragraph (a) above will override any appropriation made by a Transaction Obligor.
30.3	No set-off by Transaction Obligors
(a)	All payments to be made by a Transaction Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
(b)	Paragraph (a) above shall not affect the operation of any payment or close-out netting in respect of any amounts owing under the Hedging Agreement.
30.4	Business Days
(a)
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
30.5	Currency of account
(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from a Transaction Obligor under any Finance Document.
(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

30.6	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrowers); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.7	Currency conversion
The obligations of any Transaction Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.
30.8	Disruption to Payment Systems etc.
If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by a Borrower that a Disruption Event has occurred:
(a)
the Lender may, and shall if requested to do so by a Borrower, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)
the Lender shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
any such changes agreed upon by the Lender and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties and any Transaction Obligors as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents;

(d)
the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.8 (Disruption to Payment Systems etc.).

31	SET-OFF
The Lender may set off any matured obligation due from a Transaction Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Transaction Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32	CONDUCT OF BUSINESS BY THE LENDER
No provision of this Agreement will:
(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
33	NOTICES
33.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
33.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents are:
(a)	in the case of the Borrowers, that specified in Schedule 1 (The Parties); and
(b)
in the case of any other Obligor or the Lender, that specified in Schedule 1 (The Parties) or, if it becomes a Party after the date of this Agreement, that notified in writing to the Lender on or before the date on which it becomes a Party;

or any substitute address, fax number or department or officer as an Obligor may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days' notice.
33.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.
(b)
Any communication or document to be made or delivered to the Lender will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer of the Lender specified in Schedule 1 (The Parties) (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrowers in accordance with this Clause will be deemed to have been made or delivered to each of the Transaction Obligors.

(d)
Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.4	Electronic communication
(a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.
(b)
Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted from of communication.

(c)
Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(d)
Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)
Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 33.4 (Electronic communication).

33.5	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)
if not in English, and if so required by the Lender, accompanied by a certified English translation prepared by a translator approved by the Lender and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.6	Hedging Agreement
Notwithstanding anything in Clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this Clause do not include the Hedging Agreement entered into by the Borrowers in connection with the Facility.
34	CALCULATIONS AND CERTIFICATES
34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.
34.2	Certificates and determinations
Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
34.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.
35	PARTIAL INVALIDITY
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
36	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of the Lender, any Receiver or Delegate, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document.  No election to affirm any Finance Document on the part of the Lender, any Receiver or Delegate shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.
37	SETTLEMENT OR DISCHARGE CONDITIONAL
Any settlement or discharge under any Finance Document between the Lender and any Transaction Obligor shall be conditional upon no security or payment to the Lender by any Transaction Obligor or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.
38	IRREVOCABLE PAYMENT
If the Lender considers that an amount paid or discharged by, or on behalf of, a Transaction Obligor or by any other person in purported payment or discharge of an obligation of that Transaction Obligor to the Lender under the Finance Documents is capable of being avoided or otherwise set aside on the liquidation or administration of that Transaction Obligor or otherwise, then that amount shall not be considered to have been unconditionally and irrevocably paid or discharged for the purposes of the Finance Documents.
39	CONFIDENTIAL INFORMATION
39.1	Confidentiality
The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information)

and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
39.2	Disclosure of Confidential Information
The Lender may disclose:
(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:
(i)
to (or through) whom it assigns (or may potentially assign) all or any of its rights and/or obligations under one or more Finance Documents and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Transaction Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by the Lender or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) of paragraph (b) above;
(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 28.3 (Security over Lender's rights);
(viii)	who is a Party, a member of the Group or any related entity of a Transaction Obligor;
(ix)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document; or
(x)	with the consent of the Guarantor;
in each case, such Confidential Information as the Lender shall consider appropriate if:

(A)
in relation to sub-paragraphs (i), (ii) and (iii) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to sub-paragraph (iv) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to sub-paragraphs (v), (vi) and (vii) of paragraph (b) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;

(c)
to any person appointed by the Lender or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the Lender;

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Transaction Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

39.3	Entire agreement
This Clause 39 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
39.4	Inside information
The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.
39.5	Notification of disclosure
The Lender agrees (to the extent permitted by law and regulation) to inform the Borrowers:
(a)	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (v) of paragraph (b) of Clause 39.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 39 (Confidential Information).
39.6	Continuing obligations
The obligations in this Clause 39 (Confidential Information) are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 months from the earlier of:
(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and the Commitment has been cancelled or otherwise ceased to be available; and
(b)	the date on which the Lender otherwise ceases to be the Lender.
40	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT
41	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
42	ENFORCEMENT
42.1	Jurisdiction
(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

(b)	The Obligors accept that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor will argue to the contrary.
(c)
This Clause 42.1 (Jurisdiction) is for the benefit of the Lender only.  As a result, the Lender shall be not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(i)
irrevocably appoints Messrs. E.J.C Album Solicitors, presently of Landmark House, 190 Willifield Way, London, NW11 6YA, England (Attention of Mr. Edward Album, Tel: +44 208 455 7653, Fax: +44 208 457 5558, e-mail: ejca@mitgr.com) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
(b)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrowers (on behalf of all the Obligors) must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Lender.  Failing this, the Lender may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE PARTIES
PART A

THE OBLIGORS

Name of Borrower	Place of Incorporation	Registration number (or equivalent, if any)	Address for Communication

Premier Marine Co.	Marshall Islands	77643	154 Vouliagmenis Avenue, 166 74 Glyfada, Athens Greece

Fellow Shipping Co.	Marshall Islands	97694	154 Vouliagmenis Avenue, 166 74 Glyfada, Athens Greece

Name of Guarantor	Place of Incorporation	Registration number (or equivalent, if any)	Address for Communication

Seanergy Maritime Holdings Corp.	Marshall Islands	27721	154 Vouliagmenis Avenue, 166 74 Glyfada, Athens Greece

PART B

THE ORIGINAL LENDER
Name of Original Lender	Address for Communication

UniCredit Bank AG	7 Heraklitou Street, 10673 Athens, Greece (or any other office of UniCredit Bank AG in accordance with Clause 28.4 (Change of lending office) Fax: +30 210 3640063 Attention: the Managers

SCHEDULE 2

CONDITIONS PRECEDENT
PART A

CONDITIONS PRECEDENT TO INITIAL UTILISATION REQUEST
1	Obligors
1.1	A copy of the constitutional documents of each Obligor.
1.2	A copy of a resolution of the board of directors of each Obligor:
(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(c)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, a Utilisation Request and each Selection Notice) to be signed and/or despatched by it under, or in connection with, the Finance Documents to which it is a party.

1.3	An original of the power of attorney of each Obligor authorising a specified person or persons to execute the Finance Documents to which it is a party.
1.4	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.
1.5	A certificate of incumbency in respect of any Approved Manager.
1.6
A copy of a resolution signed by the Guarantor as the holder of the issued shares in each Borrower, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Borrower is a party.

1.7
A certificate of each Obligor (signed by an officer) confirming that borrowing or guaranteeing, as appropriate, the Commitment would not cause any borrowing, guaranteeing or similar limit binding on that Transaction Obligor to be exceeded.

1.8
A certificate of each Obligor that is incorporated outside the UK (signed by an officer) certifying either that (i) it has not delivered particulars of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or (ii) it has a UK Establishment and specifying the name and registered number under which it is registered with the Registrar of Companies.

1.9
A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part A of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2	MOA, Assignable Charter and other documents
2.1	Copies of the MOA and of all documents signed or issued by a Borrower or the relevant Seller (or any of them) under or in connection with it.
2.2	Copies of any Assignable Charter and of all documents signed or issued by a Borrower or the Charterer (or both of them) under or in connection with it.

2.3	Such documentary evidence as the Lender and its legal advisers may require in relation to the due authorisation and execution of the MOA and the Assignable Charter by each of the parties thereto.
2.4	A copy of the Hedging Agreement executed by the Borrowers.
3	Finance Documents
3.1	A duly executed original of any Finance Document not otherwise referred to in this Schedule 2 (Conditions Precedent).
3.2	A duly executed original of any other document required to be delivered by each Finance Document if not otherwise referred to this Schedule 2 (Conditions Precedent).
4	Security
4.1	A duly executed original of the Account Security in relation to each Earnings Account and of the Shares Security in respect of each Borrower (and of each document to be delivered under each of them).
4.2	A duly executed original of the Hedging Agreement Security in respect of the Borrower (and of each document to be delivered under it).
5	Legal opinions
5.1	A legal opinion of Watson Farley & Williams, legal advisers to the Lender in England.
5.2	If an Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lender in the relevant jurisdiction.
6	Other documents and evidence
6.1
Evidence that the Borrowers have deposited at each relevant time with the Lender the required amount in respect of a Tranche (not forming part of the Advance) towards payment of the Purchase Price of each of the Ships.

6.2	Evidence that any process agent referred to in Clause 42.2 (Service of process), if not an Obligor, has accepted its appointment.
6.3
A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document.

6.4	The original of any mandates or other documents required in connection with the opening or operation of the Accounts.
6.5	Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.
6.6
Evidence satisfactory to the Lender that the Disclosed Person is the ultimate beneficial owner of not less than 30 per cent. of either (A) the issued shares in the Guarantor and the voting rights attached to such shares and/or (B) the voting rights attached to any of the issued shares in the Guarantor which are not owned by the Disclosed Person and that no other person or company is the ultimate beneficial owner (either directly or indirectly) of (A) issued shares in the Guarantor and the voting rights attached to such shares and/or (B) the voting rights in the issued shares of the Guarantor, from that held by the Disclosed Person at the date of this Agreement.
6.5	Such evidence as the Lender may require to be able to satisfy its "know your customer" or similar identification procedures in relation to the transactions contemplated by the Finance Documents.

PART B

CONDITIONS PRECEDENT TO UTILISATION – TRANCHE A AND TRANCHE B
1	Borrowers
A certificate of an authorised signatory of each Borrower certifying that each copy document which it is required to provide under this Part B of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at the Utilisation Date of the Advance under the relevant Tranche.
2	Ship and other security
2.1
A duly executed original of the Mortgage, the Deed of Covenant and the General Assignment in respect of the relevant Ship and of each document to be delivered under or pursuant to each of them together with documentary evidence that the Mortgage in respect of that Ship has been duly registered as a valid first priority ship mortgage in accordance with the laws of the jurisdiction of its Approved Flag.

2.2	Documentary evidence that that Ship:
(a)
has been unconditionally delivered by the relevant Seller to, and accepted by, the relevant Borrower under the MOA and that the full Purchase Price payable and all other sums due to that Seller under the MOA, other than the sums to be financed pursuant to the Utilisation of the Advance, have been paid to that Seller;

(b)
is definitively and permanently registered in the name of the relevant Borrower under the Approved Flag applicable to that Ship (i) at the port of Douglas, in the case of Ship A, and (ii) at the port of Majuro, in the case of Ship B;

(c)	is in the absolute and unencumbered ownership of the relevant Borrower save as contemplated by the Finance Documents;
(d)	is classed with ABS, Lloyd’s Register or such other classification society which is a member of IACS and approved by the Lender in its discretion.
(e)	is insured in accordance with the provisions of this Agreement and all requirements in this Agreement in respect of insurances have been complied with.
2.3
Documents establishing that that Ship will, as from the Utilisation Date of the Advance under the relevant Tranche, be managed commercially by the Approved Commercial Manager and managed technically by the Approved Technical Manager on terms acceptable to the Lender, together with:

(a)	a Manager's Undertaking for each of the Approved Technical Manager and the Approved Commercial Manager of that Ship; and
(b)
copies of the Approved Technical Manager's Document of Compliance and of the Ship’s Safety Management Certificate (together with any other details of the applicable Safety Management System which the Lender requires) and of any other documents required under the ISM Code and the ISPS Code in relation to that Ship including without limitation an ISSC.

2.4	An opinion from an independent insurance consultant acceptable to the Lender on such matters relating to the Insurances as the Lender may require.
2.5
Evidence of the Market Value of that Ship, addressed to the Lender, stated to be for the purposes of this Agreement and dated not earlier than 14 Business Days before the Utilisation Date for that Advance.

3	Legal opinions
Legal opinions of the legal advisers to the Lender in the jurisdiction of the Approved Flag of the Ship:
(a)	in respect of Ship A, Isle of Man; and
(b)	in respect of Ship B, the Republic of the Marshall Islands,
and such other relevant jurisdictions as the Lender may require.
4	Other documents and evidence
4.1
Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the Utilisation Date for the Advance under the relevant Tranche.

SCHEDULE 3

REQUESTS
PART A

UTILISATION REQUEST
From: To:	Premier Marine Co. Fellow Shipping Co. UniCredit Bank AG
Dated:  [●] 2015
Dear Sirs
Premier Marine Co. and Fellow Shipping Co. – Facility Agreement dated [●] (the "Agreement")
1
We refer to the Agreement.  This is an Utilisation Request.  Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow the Advance under Tranche [A][B] on the following terms:
Proposed Utilisation Date: Amount: Interest Period for the first Advance:	[●] (or, if that is not a Business Day, the next Business Day) [●] or, if less, the Available Facility [●]
3
We confirm that each condition specified in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent) of the Agreement as they relate to the Advance to which this Utilisation Request refers is satisfied on the date of this Utilisation Request.

4	The proceeds of this Advance should be credited to [account].
5	This Utilisation Request is irrevocable.
Yours faithfully

____________________
[●]
authorised signatory for
PREMIER MARINE CO.

____________________
[●]
authorised signatory for
FELLOW SHIPPING CO.

PART B

SELECTION NOTICE

From: To:	Premier Marine Co. Fellow Shipping Co. UniCredit Bank AG
Dated: [●]
Dear Sirs
Premier Marine Co. and Fellow Shipping Co.  -  Facility Agreement dated 11 September 2015 as amended and restated on   November 2018 (the "Agreement")
1	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.
2	We request that the next Interest Period for the Loan be [●].
3	This Selection Notice is irrevocable.
Yours faithfully

____________________
[●]
authorised signatory for
PREMIER MARINE CO.

____________________
[●]
authorised signatory for
FELLOW SHIPPING CO.

SCHEDULE 4

FORM OF COMPLIANCE CERTIFICATE

To: From:	UniCredit Bank AG Seanergy Maritime Holdings Corp.
Dated: [●]

Dear Sirs
Premier Marine Co. and Fellow Shipping Co.   – Facility Agreement dated 11 September 2015 as amended and restated on   November 2018 (the "Agreement")
1
We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that:
2.1	[the Leverage Ratio does not exceed [●] per cent.; and]
2.2	[the ratio of EBITDA to Net Interest Expenses (as shown in the relevant Financial Statements accompanying this Compliance Certificate) is not less than [●]; and]
2.3
[we maintain Cash and Cash Equivalents in an amount of [$    ] inclusive of [contractually committed but undrawn parts of] shareholders’Notes in an aggregate amount of [$    ] [made available] to ourselves.]

3	[We confirm that no Event of Default is continuing.]

Signed:     ________________________
 Chief Financial Officer
 Seanergy Maritime Holdings Corp.

SCHEDULE 5

DETAILS OF THE SHIPS

Ship name	Name of the Borrower owner	Type	GRT	NRT	Approved Flag and port of registration	Approved Classification Society	Approved Classification	Approved Commercial Manager	Approved Technical Manager
“PREMIERSHIP”	Borrower A	bulk carrier	88479	56828	Isle of Man port of Douglas	ABS	+100 A1	Fidelity Marine or Seanergy Management	V. Ships and (as the case may be) Seanergy Shipmanagement
“CPO OCEANIA” (to be renamed “FELLOWSHIP”)	Borrower B	Capsize bulk carrier	94250	59547	Marshall Islands, port of Majuro	Lloyds Register	+100 A5 Bulk Carrier BC(A) CSR DBC ERS ESP Grab (25 t) Holds (2,4,6,8) may be empty IW +MC AUT	Fidelity Marine or Seanergy Management	V. Ships and (as the case may be) Seanergy Shipmanagement

SCHEDULE 6

TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 9.1 (Selection of Interest Periods))	Two Business Days before the intended Utilisation Date (Clause 5.1 (Delivery of a Utilisation Request)) or the expiry of the preceding Interest Period (Clause 9.1 (Selection of Interest Periods))

LIBOR is fixed	Quotation Day as of 11:00 am London time
Reference Bank Rate calculated by reference to available quotations in accordance with Clause 10.2 (Calculation of Reference Bank Rate)	Noon on the Quotation Day

EXECUTION PAGES

BORROWERS

SIGNED by Stavros Gyftakis	)
duly authorised attorney-in-fact	)
for and on behalf of	)	/s/ Stavros Gyftakis
PREMIER MARINE CO.	)
in the presence of:	)
Witness' signature:	)
Witness' name: Emmanouil Pontikis	)	/s/ Emmanouil Pontikis
Witness' address:	)

SIGNED by Stavros Gyftakis	)
duly authorised attorney-in-fact	)
for and on behalf of	)	/s/ Stavros Gyftakis
FELLOW SHIPPING CO.	)
in the presence of:	)
Witness' signature:	)
Witness' name: Emmanouil Pontikis	)	/s/ Emmanouil Pontikis
Witness' address:	)

GUARANTOR

SIGNED by Stavros Gyftakis	)
duly authorised attorney-in-fact	)
for and on behalf of	)	/s/ Stavros Gyftakis
SEANERGY MARITIME HOLDINGS	)
CORP.	)
in the presence of:	)
Witness' signature:	)
Witness' name: Emmanouil Pontikis	)	/s/ Emmanouil Pontikis
Witness' address:	)

ORIGINAL LENDER

SIGNED by Kelina Kantzou	)
duly authorised attorney-in-fact	)
for and on behalf of	)	/s/ Kelina Kantzou
UNICREDIT BANK AG	)
in the presence of:	)
Witness' signature:	)
Witness' name: Emmanouil Pontikis	)	/s/ Emmanouil Pontikis
Witness' address:	)